Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Smart & Final Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

600 Citadel Drive
Commerce, CA 90040

March 30, 2018

Dear Stockholder,

        You are cordially invited to attend the Annual Meeting of Stockholders of Smart & Final Stores, Inc. (the "Company") to be held on Monday, May 21, 2018 at 1:00 P.M. Pacific Time at the DoubleTree Hotel, 5757 Telegraph Road, Commerce, California 90040.

        The agenda for the Annual Meeting includes:

  •
  the election of three Class I directors for three-year terms expiring in 2021 (Proposal 1);

  •
  the ratification of Ernst & Young LLP as independent auditors for our 2018 fiscal year (Proposal 2);

  •
  a non-binding advisory vote to approve the compensation paid to our named executive officers (commonly known as a "say-on-pay" proposal) (Proposal 3); and

  •
  a non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a "say-on-frequency" proposal) (Proposal 4).

        The Company's Board of Directors recommends a vote FOR the election of the three Class I directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval, on an advisory basis, of compensation paid to our named executive officers and to recommend holding the say-on-pay vote ONCE EVERY YEAR.

        Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

        On behalf of the Company, I would like to express our appreciation for your ongoing interest in Smart & Final Stores, Inc.

Very truly yours,
David G. Hirz President and Chief Executive Officer

SMART & FINAL STORES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2018

TIME	1:00 P.M. Pacific Time
PLACE	DoubleTree Hotel 5757 Telegraph Road Commerce, California 90040
ITEMS OF BUSINESS	(1)
To elect three Class I directors for three-year terms expiring at the 2021 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).
	(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for our 2018 fiscal year (Proposal 2).
	(3)	To approve, by non-binding advisory vote, the compensation paid to our named executive officers, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) (Proposal 3).
	(4)	To hold a non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a "say-on-frequency" proposal) (Proposal 4).
	(5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 23, 2018.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 21, 2018: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2017 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

March 30, 2018	Leland P. Smith Secretary

600 Citadel Drive
Commerce, California 90040

PROXY STATEMENT

        The Board of Directors (the "Board") of Smart & Final Stores, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), has prepared this document to solicit your proxy to vote upon certain matters at the Company's 2018 Annual Meeting of Stockholders (the "Annual Meeting").

        These proxy materials contain information regarding the Annual Meeting, to be held on May 21, 2018, beginning at 1:00 P.M. Pacific Time at the DoubleTree Hotel, 5757 Telegraph Road, Commerce, California 90040, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the "SEC"), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the "Notice") containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

        It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 6, 2018. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card, and our 2017 Annual Report on Form 10-K (the "Annual Report") on or about April 6, 2018. The information regarding stock ownership and other matters in this proxy statement is as of March 23, 2018 (the "Record Date"), unless otherwise indicated.

What may I vote on?

        You may vote on the following proposals:

  •
  the election of three Class I directors for three-year terms expiring at the 2021 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

  •
  the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for our 2018 fiscal year (Proposal 2);

  •
  the approval, by a non-binding advisory vote, of the compensation paid to our named executive officers, as disclosed in these proxy materials (commonly known as a "say-on-pay" proposal) (Proposal 3); and

  •
  the non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers (commonly known as a "say-on-frequency" proposal) (Proposal 4).

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE CLASS I DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF

COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY") AND TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR ("SAY-ON-FREQUENCY").

Who may vote?

        Stockholders of record of our common stock, par value $0.001 per share ("common stock"), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 74,212,842 shares of common stock were outstanding.

How do I vote?

        We have elected to provide access to proxy materials over the Internet under the SEC's "notice and access" rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

Stockholders of Record

        If your common stock is registered directly in your name with our transfer agent, Equiniti Trust Company (formerly known as Wells Fargo Shareowner Services), you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.

        You may vote by proxy in any of the following three ways:

        Internet.    Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

        Phone.    Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

        Mail.    Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

        Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on May 20, 2018.

Beneficial Owners

        Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in "street name", and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2018 fiscal year), but not with respect to Proposal 1 (the election of three Class I directors), Proposal 3 (the say-on-pay proposal), or Proposal 4 (the say-on-frequency proposal) as more fully described under "What is a broker 'non-vote?"' below.

Can I change my vote?

        Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

  •
  sending a letter to us stating that your proxy is revoked;

  •
  signing a new proxy and sending it to us; or

  •
  attending the Annual Meeting and voting by ballot.

        Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

        A "quorum" is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker "non-votes" are not counted as votes cast either "FOR" or "AGAINST" a given proposal, but are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

        At the Annual Meeting, a "FOR" vote by a majority of votes cast is required for Proposal 1 (the election of three Class I directors), Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2018 fiscal year), Proposal 3 (the say-on-pay proposal) and Proposal 4 (the say-on-frequency proposal). With respect to Proposal 4, to the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every year, two years or three years) to be the resulting recommendation, on an advisory basis, of our stockholders.

        A "FOR" vote by a "majority of votes cast" means that the number of shares voted "FOR" exceeds the number of shares voted "AGAINST."

Where can I find the voting results of the Annual Meeting?

        The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the completion of the meeting.

What is an abstention?

        An abstention is a properly signed proxy card that is marked "abstain." Abstentions do not constitute votes "FOR" or "AGAINST."

What is a broker "non-vote?"

        If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker "non-vote."

        The election of directors ("Proposal 1"), the say-on-pay proposal ("Proposal 3") and the say-on-frequency proposal ("Proposal 4") are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.

        The ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 30, 2018 ("Proposal 2") is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.

Will any other matters be acted on at the Annual Meeting?

        If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 22, 2018, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

        We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.

Whom should I contact with other questions?

        If you have additional questions about these proxy materials or the Annual Meeting, please contact: Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California, 90040, Attention: Leland P. Smith, Telephone: (323) 869-7500.

ELECTION OF THREE CLASS I DIRECTORS (PROPOSAL 1)

Board Structure and the Nominees

        The Board is comprised of nine directors. Pursuant to our Amended and Restated Certificate of Incorporation, the Board is divided into three classes. The members of each class serve for staggered, three-year terms as follows:

Class	Director	Independent
Class I (term expires at 2018 annual meeting)	Norman H. Axelrod	Yes
	Dennis T. Gies	Yes
	Paul N. Hopkins	Yes
Class II (term expires at 2019 annual meeting)	Andrew A. Giancamilli	Yes
	Elaine K. Rubin	Yes
	Kenneth I. Tuchman	Yes
Class III (term expires at 2020 annual meeting)	David G. Hirz	No
	David B. Kaplan	Yes
	Joseph S. Tesoriero	Yes

        Upon the expiration of the term of a class of directors, the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee") will recommend to the Board for its approval the slate of director nominees to be nominated for election for three-year terms at the Annual Meeting of Stockholders in the year in which the term of a class of directors expires.

        In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Norman H. Axelrod, Dennis T. Gies and Paul N. Hopkins (together, the "Nominees") for reelection as a Class I director, for a three-year term expiring at our 2021 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.

        Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board.

The Nominees

        Norman H. Axelrod, 65, has served as a member of the Board since March 2013. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod is also the Chairman of the board of directors of the parent entities of Floor and Decor Outlets of America, Inc., a specialty retailer of hard surface flooring and related accessories and 99 Cents Only Stores LLC, a deep-discount retailer, and serves on the boards of directors of the parent entities of Guitar Center, Inc., a musical instruments retailer and The Neiman Marcus Group LLC, a luxury retailer. Mr. Axelrod has also previously served as the Chairman of the board of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the board of directors of Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, Jaclyn Inc., a handbags and apparel company and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain Ares Management, L.P. ("Ares Management") entities. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University where he graduated summa cum laude and an M.B.A. from New York University. Mr. Axelrod's vast experience in the retail industry led to the conclusion that he should serve as a member of our board of directors.

        Dennis T. Gies, 38, has served as a member of the Board since November 2012. Mr. Gies is a Partner in the Private Equity Group of Ares Management, an affiliate of our principal stockholders. Mr. Gies joined Ares Management in 2006 from UBS Investment Bank where he participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, dividend recapitalizations and debt and equity financings. Mr. Gies currently serves on the boards of directors of the parent entities of The Neiman Marcus Group LLC, a luxury retailer, and 99 Cents Only Stores LLC, a deep-discount retailer. Mr. Gies also serves on the Board of Trustees of the Center for Early Education. Mr. Gies graduated with a M.S. in Electrical Engineering from University of California, Los Angeles and magna cum laude with a B.S. in Electrical Engineering from Virginia Tech. Mr. Gies brings to our board of directors financial expertise, as well as experience as a private equity investor evaluating and managing investments in companies across various industries.

        Paul N. Hopkins, 61, has served as a member of the Board since September 2015. Mr. Hopkins was the Chairman of the board of directors of Farmers Group, Inc., an insurance and financial services provider, from January 2009 to June 2011, and served Farmers Group in a wide range of executive leadership roles, including Chief Executive Officer from April 2005 through December 2008. Mr. Hopkins also served as the President of US Personal Business of Zurich Financial Services, the

parent company of Farmers Group Inc., and was a member of its Group Management Board from December 2004 to April 2005 and of the Group Executive Committee from April 2005 until his retirement in June 2011. From January 2009 to June 2011, Mr. Hopkins served as Chairman of the Americas, responsible for governing all of Farmers Group Inc.'s and Zurich Financial Services' operations in the Americas. In addition, from January 2006 to June 2011 he served as a member of the Executive Committee of the American Insurance Association. He also served as a member of the Board of Trustees for the American Institute for Chartered Property Casualty Underwriters. Mr. Hopkins is a graduate of Eastern Illinois University and the advanced executive education program of the University of Pennsylvania Wharton School of Business. He also holds an honorary doctorate from Pepperdine University's Graziadio School of Business and Management. Mr. Hopkins brings to our board of directors more than 35 years of experience, including significant expertise in marketing and risk management.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE THREE NOMINEES AS CLASS I DIRECTORS.

Directors Remaining in Office until Our 2019 Annual Meeting of Stockholders

        Andrew A. Giancamilli, 67, has served as a member of the Board since March 2013. Mr. Giancamilli served as President and Chief Executive Officer of Katz Group Canada Ltd., the Canadian subsidiary of the Katz Group of Companies, operators of over 1,800 traditional drug stores in Canada, from October 2003 to February 2012. Prior to joining Katz Group Canada, Mr. Giancamilli was with Canadian Tire Corporation Ltd., a Canadian retail conglomerate, from 2001 to 2003. Mr. Giancamilli also held several positions, including President and Chief Operating Officer, at Kmart Corporation, a discount retailer, from 1995 to 2001. From 1993 to 1995 he served as President and Chief Operating Officer of Perry Drug Stores, Inc., a U.S. based drug store chain. He began his career at Perry Drug Stores in 1975. Mr. Giancamilli currently serves as a director of the parent entity of 99 Cents Only Stores LLC, a deep-discount retailer, and served as its Interim President and Chief Executive Officer from May 2015 to September 2015. Mr. Giancamilli is currently a member of the Wayne State University School of Business Board of Visitors, and has also served as a member of the board of GS1 Canada, and as a member of the board of directors, and Chairman of the National Association of Chain Drug Stores, the Canadian Association of Chain Drug Stores, the Canadian Opera Company and Sacred Heart Rehabilitation Center, and has served as a Trustee of the Detroit Opera House. With his more than 30 years of experience and strong record of performance in the retail industry, Mr. Giancamilli brings to the board extensive knowledge and expertise in the industries in which the Company operates.

        Elaine K. Rubin, 55, has served as a member of the Board since January 2017. Ms. Rubin founded Digital Prophets Network, LLC, a retail and consumer consulting, advisory and placement firm with a network of digital commerce experts who support retail and direct to consumer businesses and has served as the president since January 2010. She has served as an advisor to Hint, Inc., which produces fruit-infused water, since October 2013, and previously served on the board of directors of New Moosejaw, LLC, a multi-channel retailer of premium outdoor apparel and gear, from July 2010 until it was acquired by Jet.com/Walmart in February 2017, and bluenile.com, a NASDAQ company, from July 2016 until it was taken private in February 2017. From June 2013 to May 2015, Ms. Rubin served as a retail advisory board member for Hilco Global, an independent financial services company. From March 2011 to January 2015, Ms. Rubin served as an advisor for Monetate, Inc., a company which powers multi-channel testing and personalization for retail brands. Ms. Rubin co-founded shop.org in February 1996 and served as its elected chair of the board of directors from February 1996 to October 2007. From January 2006 to March 2007, Ms. Rubin served as the northeast client practice head of Amazon Enterprise Solutions, a division of Amazon.com, Inc., an ecommerce company; from January 2003 to December 2004, she served as the senior vice president of strategy and business development at

1-800-flowers.com, Inc., an ecommerce flower delivery company; and from September 1995 to April 1999, she served as the senior vice president of ecommerce, merchandising, and marketing at iVillage, Inc., a digital media company. Ms. Rubin received her B.B.A. in Marketing from Emory University.

        Kenneth I. Tuchman, 67, has served as a member of the Board since September 2015. From April 2010 to December 2016, Mr. Tuchman was a Vice-Chairman of the investment and corporate banking groups of Bank of Montreal Capital Markets, a bank and financial consultant. From June 2007 to April 2009, Mr. Tuchman served as Vice-Chairman at Bank of America Merrill Lynch, where he focused on investment banking in the consumer and retail sector. From March 1997 to June 2007, he was Chairman of Global Banking for the Americas at Dresdner Kleinwort Ltd. (Wasserstein Perella Group). Prior to Wasserstein, Mr. Tuchman spent more than 16 years at Lehman Brothers, a financial services firm, where he was a Managing Director and Co-Head of the Global M&A Group. Mr. Tuchman also serves on the board of directors of the Hank Aaron Chasing the Dream Foundation, and previously served on the boards of directors of Gordmans Stores, Parisian Department Stores and DeMoulas Supermarkets (dba Market Basket), and as a member of the Board of Overseers at the University of Pennsylvania Law School. Mr. Tuchman received a B.S. in Management from the State University of New York at Buffalo, magna cum laude with highest Distinction, Beta Gamma Sigma and holds MBA and J.D. degrees from the University of Pennsylvania. Mr. Tuchman brings to the Board over 35 years of experience as an investment banker and director who has worked with public and private, large and mid-cap company management teams to facilitate growth, funding and competitive positioning.

Directors Remaining in Office until Our 2020 Annual Meeting of Stockholders

        David G. Hirz, 62, has served as a member of the Board since January 2012, has served as our President and Chief Executive Officer since January 2012, and previously served as our President and Chief Operating Officer from April 2010 to January 2012. Prior to joining us, Mr. Hirz was an executive with divisions of The Kroger Company, one of the world's largest supermarket operators, including President of Food4Less, a national warehouse grocery store chain of The Kroger Company, from 1999 to 2004 and from September 2007 to April 2010, and President of the Ralphs Grocery Company, the largest supermarket chain in Southern California, from March 2004 to September 2007. Previously, he held store and operations management positions with several retail grocery companies. Mr. Hirz is a graduate of California State University, Fullerton. Mr. Hirz brings significant senior leadership and both operational and industry experience to our board of directors, along with an extensive knowledge of the food retail and foodservice industries.

        David B. Kaplan, 50, has served as Chairperson of the Board since November 2012. Mr. Kaplan is a Co-Founder of Ares Management, an affiliate of our principal stockholders, and a Director and Partner of Ares Management GP LLC, Ares Management's general partner. He is a Partner of Ares Management, Co-Head of its Private Equity Group and a member of the Management Committee of Ares Management. He additionally serves on several of the Investment Committees for the Ares private equity funds. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the board of directors of the parent entity of The Neiman Marcus Group LLC, a luxury retailer, and as a member of the board of directors of ATD Corporation, a replacement tire distributor, 99 Cents Only Stores LLC, a deep-discount retailer, Guitar Center, Inc., a musical instruments retailer, and Floor and Decor Outlets of America, Inc., a hard surface flooring and related accessories retailer. Mr. Kaplan's previous public company board of directors experience includes

Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company's Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick's Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the Board of Directors of Cedars-Sinai Medical Center and serves on the President's Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan's over 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as chairperson of our board of directors.

        Joseph S. Tesoriero, 64, has served as a member of the Board since July 2014. Mr. Tesoriero is currently Chief Financial Officer of Barfresh Food Group, Inc., a beverage distributor, a role he has held since May 2015. Mr. Tesoriero was previously engaged as a financial advisor for Dole Asia Holding, Ltd. Pte, a wholly owned subsidiary of ITOCHU Corporation, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice President and Chief Financial Officer of Dole Food Company, Inc. ("Dole"), a producer, marketer and distributor of fresh fruits, fresh vegetables and packaged food products, from February 2010 until April 2013, and as Vice President and Chief Financial Officer from August 2004 until February 2010 and Vice President of Tax from September 2002 until August 2004. While serving as a principal financial officer at Dole, Mr. Tesoriero was responsible for overseeing the financial performance of Dole in preparing and evaluating its financial statements. Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an L.L.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978. Mr. Tesoriero brings to the board of directors over 30 years of experience working for publicly held companies, including significant experience as a senior financial executive in the food industry, engaged in globally sourcing, manufacturing, distributing and marketing a wide variety of branded and private label fresh produce and grocery items.

OTHER BOARD INFORMATION

Board Meetings in 2017

        The Board held four meetings during our fiscal year ended December 31, 2017.

Director Attendance

        During our fiscal year ended December 31, 2017, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable.

        We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders. All but one of our directors attended our 2017 Annual Meeting of Stockholders, either in person or telephonically.

Director Independence

        The Board is comprised of Norman H. Axelrod, Andrew A. Giancamilli, Dennis T. Gies, David G. Hirz, Paul N. Hopkins, David B. Kaplan, Elaine K. Rubin, Joseph S. Tesoriero and Kenneth I. Tuchman. The Board, upon the findings of the Nominating Committee, has determined that each of Messrs. Axelrod, Giancamilli, Gies, Hopkins, Kaplan, Tesoriero and Tuchman and Ms. Rubin is "independent" within the meaning of Rule 303A.02 of the New York Stock Exchange ("NYSE") Listed Company Manual.

        Our common stock has been listed for trading on the NYSE under the symbol "SFS" since completion of our initial public offering ("IPO") on September 24, 2014.

Leadership Structure

        The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairperson of the Board. It is the Board's view that rather than having a formal policy, the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

        Currently, our leadership structure separates the offices of Chief Executive Officer and Chairperson of the Board, with Mr. Hirz serving as our Chief Executive Officer and Mr. Kaplan serving as our Chairperson of the Board. We believe this is appropriate, as it provides Mr. Hirz with the ability to focus on our day-to-day operations while Mr. Kaplan focuses on oversight of the Board.

        As Chairperson of the Board, Mr. Kaplan presides at the regularly scheduled Board sessions and executive sessions of our independent directors.

Risk Oversight

        The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee of the Board ("Audit Committee") is responsible for overseeing the management of financial risks. The Compensation Committee of the Board (the "Compensation Committee" and, collectively with the Audit Committee and the Nominating Committee, the "Committees") is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements, and for managing risks relating to our director compensation policies and arrangements. The Nominating Committee is responsible for reviewing the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees

        Each of the Committees is a standing committee of the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Corporate Governance page of the Investors section of our website located at www.smartandfinal.com.

Audit Committee

        The Audit Committee held ten meetings during our fiscal year ended December 31, 2017, and consists of Paul N. Hopkins, Kenneth I. Tuchman and Joseph S. Tesoriero, who acts as its chair. The Board has determined that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under the applicable sections of the NYSE rules and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that each of Messrs. Tesoriero and Tuchman qualifies as an "audit committee financial expert."

        The principal duties and responsibilities of the Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The Compensation Committee held seven meetings during our fiscal year ended December 31, 2017. During our fiscal year ended December 31, 2017, the Compensation Committee consisted of Paul N. Hopkins, Andrew A. Giancamilli, and until May 24, 2017, Dennis T. Gies. Mr. Gies served as a member and the chair of the Compensation Committee until May 24, 2017, and Mr. Giancamilli served as the chair of the Compensation Committee from and after May 24, 2017.

        The Compensation Committee currently consists of Mr. Hopkins, Kenneth I. Tuchman and Mr. Giancamilli, who acts as its chair. Mr. Tuchman was elected to the Compensation Committee on February 7, 2018.

        The principal duties and responsibilities of the Compensation Committee are as follows:

  •
  to oversee the development and implementation of our executive compensation policies and objectives;

  •
  to determine the structure of our executive compensation packages generally;

  •
  to review, approve and, if appropriate, make recommendations to the Board regarding director compensation;

  •
  to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer; and

  •
  to prepare a report on executive compensation for inclusion in this proxy statement and the Annual Report.

        Role of Outside Advisors.    Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities.

        Compensation Committee Interlocks and Insider Participation.    For our fiscal year ended December 31, 2017, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.

Nominating Committee

        The Nominating Committee held four meetings during our fiscal year ended December 31, 2017, and consists of Dennis T. Gies, Elaine K. Rubin and Joseph S. Tesoriero, who acts as its chair. Mr. Tuchman served as a member and the chair of the Nominating Committee until February 7, 2018. Mr. Tesoriero was appointed chair of the Nominating Committee and Ms. Rubin was elected to the Nominating Committee on February 7, 2018.

        The principal duties and responsibilities of the Nominating Committee are as follows:

  •
  to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

  •
  to make recommendations to the Board regarding board governance matters and practices; and

  •
  to oversee the evaluation of the Board, the Committees and management.

        Director Qualifications; Nominating Committee Process.    The Nominating Committee's policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Second Amended and Restated Bylaws (the "Bylaws").

        The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our Annual Meeting of Stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity. In general, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Stockholder and Interested Party Communications

        The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California, 90040, Attention: Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

        Pursuant to the terms of our registration rights agreement (the "Registration Rights Agreement"), our pre-IPO stockholders, including Ares Corporate Opportunities Fund III, L.P. ("ACOF III"), Ares Corporate Opportunities Fund IV, L.P. ("ACOF IV") and certain of our executive officers and directors, are entitled to various rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the "Securities Act"). Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement, except for shares purchased by affiliates.

Demand Registration Rights

        Subject to certain conditions and restrictions contained in the Registration Rights Agreement, ACOF III and ACOF IV can make an unlimited number of demands for us to register their shares of our common stock under the Securities Act.

Piggyback Registration Rights

        In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to those holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

        We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Management Services Agreements

        In connection with our November 15, 2012 acquisition of all of the outstanding stock of Smart & Final Holdings Corp., the former ultimate parent company of all of our operating subsidiaries (the "Ares Acquisition"), we entered into Management Services Agreements with certain affiliates of Ares Management (the "Management Services Agreements"). Each Management Services Agreement provides for reimbursement of the applicable manager's and its affiliates' out-of-pocket expenses in connection with the management services provided thereunder. For the year ended December 31, 2017, $3,954 was reimbursed in accordance with the terms of the Management Services Agreements. No fees are payable under the Management Services Agreements.

        Each Management Services Agreement also provides that we will indemnify the applicable manager and its affiliates against all losses, claims, damages and liabilities arising in connection with the management and financial services provided by such manager thereunder.

Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Purchases of Products in the Ordinary Course of Business

        Certain of our related persons may, either directly or through their respective affiliates, enter into commercial transactions with us from time to time in the ordinary course of business, primarily for the purchase of products. We believe that none of the transactions with such persons is significant enough to be considered material to such persons or to us.

Policies and Procedures for Related Party Transactions

        The Audit Committee is charged with reviewing for approval or ratification all "related-party transactions," which are defined to mean any transaction or series of transactions in which: (i) the Company or any of its subsidiaries is deemed to be a participant; (ii) the amount involved exceeds $120,000; and (iii) a "related person" (as defined in Item 404 of Regulation S-K) has a direct or indirect material interest.

        This policy was adopted in September 2014 prior to our initial public offering, and, as a result, the transactions described under this section were not reviewed under such policies, but rather were entered into after presentation to and consideration and approval by the Board.

        We also maintain certain compensation agreements and other arrangements with certain of our executive officers, which are described under "Executive and Director Compensation" elsewhere in this proxy statement.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)

        In accordance with the Audit Committee's charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 31, 2017 and January 1, 2017, all audit and non-audit services were pre-approved by the Audit Committee.

        The Audit Committee has appointed Ernst & Young to serve as our independent auditors for our fiscal year ended December 30, 2018, subject to ratification by our stockholders. Representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify Ernst & Young's appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to Ernst & Young LLP

        The fees incurred by us for professional services rendered by Ernst & Young for our fiscal years ended December 31, 2017 (fiscal year 2017) and January 1, 2017 (fiscal year 2016) were as follows:

	2017		2016
Audit Fees	$1,657,125	(1)	$2,083,728	(5)
Audit-Related Fees	—	(2)	—	(2)
Tax Fees	301,710	(3)	83,546	(3)
All Other Fees	—	(4)	—	(4)

	$1,958,835		$2,167,274

(1)
All fees incurred have been billed by Ernst & Young associated with the audit of our fiscal year 2017 consolidated financial statements, including the audit of our internal controls over financial reporting for fiscal year 2017 and reviews of our interim quarterly consolidated financial statements.

(2)
Not applicable.

(3)
Includes services related to federal and state tax planning, consultations and advice.

(4)
Not applicable.

(5)
Consists of fees billed by Ernst & Young associated with the audit of our fiscal year 2016 consolidated financial statements, including the audit of our internal controls over financial reporting for fiscal year 2016, reviews of our interim quarterly consolidated financial statements, and other services related to Securities and Exchange Commission matters.

        The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining Ernst & Young's independence.

Audit Committee Pre-Approval Policies and Procedures

        Our Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm, Ernst & Young. Pre-approval may also be given as part of our Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services up to a maximum amount of $50,000, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.

        All of the services provided by Ernst & Young described above were approved by our Audit Committee pursuant to our Audit Committee's pre-approval policies.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDED DECEMBER 30, 2018.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.smartandfinal.com. The Board has determined that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Hopkins, Tesoriero and Tuchman is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Tesoriero and Tuchman qualifies as an "audit committee financial expert."

        The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control system; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.

        As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young LLP, which includes, among other things, reviewing and evaluating the performance of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young's performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young's audit quality and performance obtained from reports of the Public Company Accounting Oversight Board ("PCAOB") and the engagement teams' understanding of our company's business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company's independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company's independent auditor for the fiscal year 2018.

        The Audit Committee discussed the auditors' review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.

        Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence and discussed with the auditors the auditors' independence. In determining Ernst & Young's independence, the Audit Committee considered whether Ernst & Young's provision of non-audit services were compatible with the independence of the independent registered public accountants. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report for the fiscal year ended December 31, 2017, for filing with the SEC. The Board has approved this recommendation.

        This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE Joseph S. Tesoriero (Chairperson) Paul N. Hopkins Kenneth I. Tuchman

 EXECUTIVE OFFICERS

        Set forth below is information concerning our executive officers.

Name	Age	Position
David G. Hirz	62	President, Chief Executive Officer and Director
Richard N. Phegley	62	Senior Vice President and Chief Financial Officer
Scott R. Drew	56	Executive Vice President, Smart & Final Operations
Eleanor E. Hong	41	Senior Vice President and Chief Marketing and Strategy Officer
Derek R. Jones	49	President, Cash & Carry Smart Foodservice
Richard A. Link	63	Group Vice President and Controller, Chief Accounting Officer
Michael A. Mortensen	62	Senior Vice President, Sales and Merchandising, Smart & Final
Eugene M. Smith	50	Vice President and Treasurer
Leland P. Smith	54	Senior Vice President, General Counsel and Secretary
Jeffrey D. Whynot	61	Senior Vice President, Human Resources
Edward Wong	61	Senior Vice President, Supply Chain and Chief Information Officer

        The biography for Mr. Hirz is set forth above under "Election of Three Class I Directors (Proposal 1)—Directors Remaining in Office until Our 2020 Annual Meeting of Stockholders."

        Richard N. Phegley joined us in September 1996 as our Vice President and Treasurer and has served as our Senior Vice President and Chief Financial Officer since May 2001. Prior to joining us, Mr. Phegley served in senior treasury, strategic planning and financial management positions with Atlantic Richfield Company, an international oil and gas company. He holds a Master's degree in Business Administration from the University of Southern California and is a graduate of Humboldt State University. Mr. Phegley is an associate member of the American Institute of Certified Public Accountants.

        Scott R. Drew joined us in March 2010 and has served as our Executive Vice President, Smart & Final Operations since March 2015. From December 2010 to March 2015, Mr. Drew served as Senior Vice President, Store Operations of our Smart & Final stores, and from March 2010 to December 2010, Mr. Drew served as Vice President and General Manager of a group of our stores. Prior to joining us, Mr. Drew served for 31 years in various store management positions with The Kroger Company, including as Vice President of Store Operations for Kroger's Indiana division.

        Eleanor E. Hong joined us in February 2014 as our Senior Vice President and Chief Marketing Officer, and has served as Senior Vice President and Chief Marketing and Strategy Officer since January 2017. Prior to joining us, Ms. Hong served as Senior Vice President of Marketing for Kohl's Corporation, a national department store retailer, from May 2011 to February 2014, as Vice President of Marketing for Toys "R" Us, a leading dedicated toy and baby products retailer, and its Babies "R" Us division, from March 2007 to April 2011, and in marketing positions with Time Consumer Marketing, a publishing company. Ms. Hong holds a Master's degree in Business Administration from Columbia University and the London Business School, and is a graduate of the University of Pennsylvania.

        Derek R. Jones joined us in April 2017 as our President, Cash & Carry Smart Foodservice. Prior to joining us, Mr. Jones served in a variety of positions with Spartan Nash Company, whose core businesses include distributing grocery products to independent grocery retailers, national accounts, its corporate-owned retail stores and U.S. military commissaries, including as the President and EVP, Wholesale & Distribution Operations from March 2015 to March 2017, as Executive Vice President, Food Distribution from November 2013 to March 2015 and as Executive Vice President, Retail Operations from December 2012 to November 2013. Mr. Jones is a graduate of the University of Arkansas.

        Richard A. Link joined us in October 2001 as our Vice President and Controller and in December 2001 was designated as our Chief Accounting Officer. In January 2008 he was appointed Group Vice President. From September 1988 through February 2001, Mr. Link served in various positions, including chief financial officer and chief accounting officer, with Maxicare Health Plans, Inc., an operator of health maintenance organizations. Mr. Link previously served as a senior audit manager with Price Waterhouse & Co., a professional services firm now named PricewaterhouseCoopers LLP. He holds a Master's degree in Business Administration and an undergraduate degree from the University of Southern California.

        Michael A. Mortensen joined us in July 2010 as our Senior Vice President of Sales and Merchandising of our Smart & Final stores. From 1994 to July 2010, Mr. Mortensen held a variety of positions including Vice President of Grocery with Food4Less, a national warehouse grocery store division of The Kroger Company. Previously, he held store management and procurement positions with a Food4Less predecessor company. Mr. Mortensen is a graduate of California State University, Long Beach.

        Eugene M. Smith joined us in July 1996 and has served as our Vice President and Treasurer since March 2013. Prior to his current position, Mr. Smith served us in a variety of roles including Director of Financial Services and Director of Internal Audit. He holds a Master's degree in Business Administration from Loyola Marymount University and is a graduate of the University of Connecticut. Mr. Smith is an associate member of the American Institute of Certified Public Accountants.

        Leland P. Smith has served as our Senior Vice President, General Counsel and Secretary since January 2016. Prior to joining us, Mr. Smith served as the Senior Vice President and General Counsel for Douglas Emmett, Inc., a NYSE listed REIT, from 2012 to 2015. From 2003 to 2011, Mr. Smith served in several senior positions, including as the Chief Administrative Officer and General Counsel, for Guitar Center, Inc., a musical instruments retailer. From 1998 to 2002, Mr. Smith served as Senior Vice President, General Counsel and Secretary for Equity Marketing, Inc., a marketing services company. From 1994 to 1998, he was the Assistant General Counsel and Secretary for Mattel, Inc., a designer, manufacturer and marketer of toys. From 1989 to 1994, Mr. Smith was an associate in the corporate department of Riordan & McKinzie, a law firm. He holds a bachelor's degree from Amherst College and a Juris Doctor and a Master's in Business Administration from the University of Southern California.

        Jeffrey D. Whynot joined us in January 2000 as our Senior Vice President of Human Resources. Previously, Mr. Whynot served as Vice President of Human Resources for Dames & Moore Group, an engineering consulting firm, and in various capacities including Vice President of Human Resources for Knott's Berry Farm, an entertainment company. He holds a Master's degree in Human Resources and Organizational Development from the University of San Francisco and is a graduate of California State University, Northridge.

        Edward Wong joined us in April 2016 as our Senior Vice President, Supply Chain and Chief Information Officer. Additionally, he also has responsibility for our logistics operations. From June 2010 to April 2016, Mr. Wong was a Partner in the Global Business Services group of IBM, a leading provider of retail strategy and technology consulting services. He holds a Master's degree in Technology Management from the University of Maryland and is a graduate of the University of California, San Diego.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        In this Compensation Discussion and Analysis, we address our philosophy and programs related to the compensation paid to our named executive officers for fiscal year 2017, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for fiscal year 2017:

  •
  David G. Hirz, who serves as President and Chief Executive Officer and a member of the Board and is our principal executive officer;

  •
  Richard N. Phegley, who serves as Chief Financial Officer and is our principal financial officer;

  •
  Scott R. Drew, who serves as Executive Vice President, Smart & Final Operations;

  •
  Edward Wong, who serves as Senior Vice President, Supply Chain and Chief Information Officer; and

  •
  Derek R. Jones, who serves as President, Cash & Carry Smart Foodservice.

Fiscal Year 2017 Compensation

Compensation Philosophy and Objectives

        Our compensation programs are designed to align with the compensation philosophy approved by our Compensation Committee, which reflects the following general principles:

  •
  Offer balanced total compensation, which may include base pay, short- and long-term performance incentives, severance and retirement and other benefits.

  •
  Attract and retain high caliber executives and key personnel by offering total compensation that is competitive with that offered by similarly situated companies with whom we compete for executive talent. We refer to this objective as "competitive compensation."

  •
  Align the compensation of executives with the interests of the Company and its stockholders by conditioning a substantial portion of each named executive officer's compensation on a combination of short- and long-term performance, including cash incentive bonuses and equity incentives tied to achievement of Company and individual goals. We refer to this objective as "performance incentives."

  •
  Increase, when appropriate, the percentage of a named executive officer's total compensation that is "at-risk" proportionate to his or her overall responsibilities, position and compensation.

Determination of Compensation

        In determining our executive compensation for fiscal year 2017, we relied on the significant experience of our Compensation Committee in establishing compensation across many companies in multiple industries as well as the input of our Chief Executive Officer, who has many years of experience in our industry. In addition, the Compensation Committee retained Korn Ferry Hay Group, Inc. ("Hay Group") as its independent compensation consultant to provide advice on our executive and director compensation practices.

        To assess the competitiveness of our executive compensation program in fiscal year 2017, we analyzed market data from our approved peer group, which comprises retail and foodservice companies with annual revenues generally between one-half and two times that of the Company. The following companies served as our peer group for fiscal year 2017:

Big Lots	SpartanNash Company
Casey's General Stores	Sprouts Farmers Market
Dick's Sporting Goods	Tractor Supply Company
GNC Holdings	Ulta Salon
Ingles Market	United Natural Foods
The Michaels Companies	Village Super Market
Party City Holdco	Weis Markets
Sally Beauty Holdings

        The Compensation Committee regularly reviews named executive officer compensation against the approved peer group to ensure that compensation levels are competitive and sufficient to recruit and retain our named executive officers. While the Compensation Committee considers this data in evaluating named executive officer compensation, we did not seek to formally benchmark our named executive compensation to any particular level in fiscal year 2017.

        The Compensation Committee expects to periodically review and update this peer group and to utilize Hay Group for competitive benchmarking and peer group analysis to support the development of compensation packages for our named executive officers. During fiscal year 2017, the Compensation Committee did not make any changes to the peer group for fiscal year 2018.

Elements of Our Executive Compensation Program

        Our executive compensation program generally consisted of the following elements in fiscal year 2017:

Element	Purpose
Base salary	Provide a fixed component of pay that is aligned with our compensation philosophy and intended to attract and retain executives with the necessary skills and experience to execute on our strategic priorities.
Annual cash incentive bonuses

Provide a bonus opportunity linked to our annual performance on Management Incentive EBITDA as well as sales in our stores with varying payout opportunities based on performance levels achieved with respect to the fiscal year.

Stock options and restricted stock

Create an ownership culture among employees, provide an incentive to contribute to the continued growth and development of our business and align the interests of executives with stockholders over a long-term period.

Health and retirement benefits and limited perquisites	Attract and retain executives by providing a balanced compensation and benefits program and supporting income security for retirement.
Severance payments	Provide an element of competitive compensation that enables the Company to compete for executive talent.

        We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. However, the Compensation Committee regularly evaluates the mix of base salary and short- and long-term incentive compensation opportunities to appropriately align the interests of our named executive officers with those of our stockholders. As depicted below, the percentage of at-risk compensation for Mr. Hirz is greater than the percentage of at-risk compensation for our other named executive officers, which reflects the Compensation Committee's assessment that a greater amount of Mr. Hirz's compensation should be "at-risk" due to his strategic leadership responsibilities.

        For fiscal year 2017, the targeted mix of base salary, annual cash incentive bonuses, stock options, and restricted stock for our President and Chief Executive Officer and other named executive officers as a group (on average) was:

President and CEO	Other Named Executive Officers

Base Salaries

        The base salaries of our named executive officers are an important part of their total compensation packages, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable foundation of our competitive compensation program. The table below summarizes the annual base salaries of our named executive officers at the end of fiscal years 2016 and 2017:

Named Executive Officer	2016 Base Salary	2017 Base Salary
David G. Hirz	$950,000	$950,000
Richard N. Phegley	$462,112	$473,665
Scott R. Drew	$450,000	$500,000
Edward Wong	$390,000	$405,600
Derek R. Jones(1)	n/a	$500,000

(1)
Mr. Jones joined the Company in April 2017.

        Each year, the Compensation Committee reviews named executive officer salaries and considers merit-based increases as warranted in consideration of the market competitiveness of salaries and the individual performance of each named executive officer. In fiscal year 2017, the Compensation Committee approved the increases shown in the table above in recognition of the ongoing performance of our named executive officers other than Mr. Hirz. The 2017 base salary of Mr. Hirz was last increased in conjunction with the execution of his July 2016 amended and restated employment agreement; the Compensation Committee did not increase Mr. Hirz' base salary in fiscal year 2017.

CEO Performance Assessment

        Each year, the Compensation Committee establishes corporate goals and objectives for Mr. Hirz to evaluate his performance with respect to the fiscal year in which the goals and objectives are established and to assist the Compensation Committee in determining certain elements of his compensation for the following fiscal year. The corporate goals and objectives established by the Compensation Committee for Mr. Hirz for fiscal year 2017 were:

  •
  executing on our new store plans;

  •
  developing a new geographic growth strategy;

  •
  upgrading and enhancing I.T. systems and infrastructure;

  •
  developing succession plans;

  •
  achieving financial performance;

  •
  developing and executing business customer merchandising and marketing programs; and

  •
  developing a digital strategy.

        During fiscal year 2018, the Compensation Committee considered Mr. Hirz's performance during fiscal year 2017, including his achievement of these corporate goals and objectives, following which the Compensation Committee determined certain elements of Mr. Hirz's fiscal year 2017 compensation.

Annual Cash Incentive Program

        We consider annual cash incentive bonuses to be an important component of our "performance incentives," providing "at-risk" compensation that may be earned by our named executive officers based upon achievement against Management Incentive EBITDA and sales goals established by the Compensation Committee. As "at-risk" compensation, we increase the size of the target bonus, as a percentage of base salary, proportionate to the positions and responsibilities of our executive officers. In fiscal year 2017, the Compensation Committee did not make any adjustments to the applicable target percentages in respect of our named executive officers target bonus opportunities, and each participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	Target Percentage
David G. Hirz	110%
Richard N. Phegley	75%
Scott R. Drew	70%
Edward Wong	50%
Derek R. Jones	70%

        Our annual cash incentive bonus program for fiscal year 2017 was known as the Smart & Final Annual Incentive Performance Bonus Program (the "2017 Cash Incentive Program"). Each named executive officer's target incentive bonus was the percentage of base salary shown above, with the potential for higher or lower payouts in the event of performance above or below the target performance goals. For performance at threshold levels, each named executive officer was entitled to receive 50% of the target incentive bonus, and for performance at or above the maximum, each named executive officer was entitled to receive 200% of the target incentive bonus. Each named executive officer was entitled to an amount calculated using linear interpolation for performance between the threshold and the target, and for performance between the target and the maximum.

        For the 2017 Cash Incentive Program, the performance goals were a mix of Management Incentive EBITDA, comparable store sales versus budget and new store sales versus pro forma sales (as described below). We believe that these metrics reflect key drivers of our ongoing, sustainable performance and are consistent with our objective of tying annual incentives to metrics that support increasing stockholder value. We also strive to set goals at levels that are ambitious and designed to reward outstanding performance even at threshold levels of achievement. Additionally, the formulaic calculation of bonus payouts in fiscal year 2017 required Management Incentive EBITDA to meet or exceed threshold performance levels for any payout to occur under the plan. The threshold, target and maximum performance levels in the table below reflect the adjustments made by the Compensation Committee during fiscal year 2017.

Performance Metric	Weight	Threshold	Target	Maximum	Actual Performance
Management Incentive EBITDA ($ millions)(1)	65%	$177,646	$203,024	$231,447	$182,003
Comparable Store Sales(2)	20%	2.03%	2.71%	3.39%	1.05%
New Store Sales ($ millions)(3)	15%	$283,553	$308,210	$354,442	$290,947

(1)
Management Incentive EBITDA is measured at the Company level and reflects earnings before interest, income tax, depreciation and amortization expense (inclusive of share based compensation), but excluding accruals for administrative incentive bonuses and the expense or income effect of strategic transaction costs, discontinued operations and closed store costs, non-cash rent expense or income, non-cash benefit plan expenses, severance costs, asset dispositions including impairment charges, extinguishment of debt, unusual legal charges, expenses associated with business optimization programs, and other extraordinary or non-recurring items.

(2)
Comparable Store Sales is measured at the Company level and reflects net sales at comparable stores against budgeted net sales.

(3)
New Store Sales reflects pro forma sales goals for new Smart & Final stores, calculated based on the anticipated sales used to calculate the anticipated return on capital when a new store was approved.

        During fiscal year 2017, Management Incentive EBITDA was achieved at 89.65% of target resulting in a 58.58% payout; Comparable Store Sales was below threshold resulting in no payout; and New Store Sales was achieved at 94.4% of target resulting in a 64.99% payout. Overall, corporate consolidated results payed out at 47.83% of target.

        Based on the foregoing results, the Compensation Committee approved fiscal year 2017 annual bonuses to our named executive officers as follows, which amounts were paid in March 2018:

Named Executive Officer	2017 Annual Cash Incentive Bonus
David G. Hirz	$499,824
Richard N. Phegley	$169,915
Scott R. Drew	$156,205
Edward Wong	$96,999
Derek R. Jones	$418,880

        Other cash bonuses for fiscal year 2017 performance include:

  •
  In May 2017, the Compensation Committee determined it was appropriate to recognize the performance of Mr. Hirz with a special bonus of $876,650 to recognize Mr. Hirz's important contributions as Chief Executive Officer and reinforce his continued retention in a competitive market for executives in the grocery industry.

  •
  As part of his new hire compensation package, Mr. Jones also received a sign-on bonus of $200,000 payable in four equal installments: (1) within 30 days following April 10, 2017 (the "Hire Date"), (2) six months following the Hire Date, (3) the one year anniversary of the Hire Date and (4) 18 months following the Hire Date.

Equity-Based Compensation

        We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives and managers with those of our stockholders. We maintain the SF CC Holdings, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan"), pursuant to which we have granted stock options to our named executive officers. In connection with the IPO, we adopted the Smart & Final Stores, Inc. 2014 Stock Incentive Plan (as amended and/or restated, the "2014 Incentive Plan," and together with the 2012 Incentive Plan, the "Equity Plans"), and amended the 2012 Incentive Plan so that no new awards are available to be granted under such 2012 Incentive Plan.

        We grant stock options and restricted stock pursuant to the 2014 Incentive Plan. The value of our annual equity-based compensation grants, as determined by the Compensation Committee, is intended to be at market-competitive levels in support of our compensation philosophy.

        Our target annual equity grants for fiscal year 2017 were designed to be delivered approximately 50% in the form of stock options and 50% in the form of restricted stock, with both vehicles granted under the 2014 Incentive Plan. We utilize a combination of stock options and restricted stock to provide an "at risk" pay opportunity that is directly linked to our stock price and aligns the interests of our named executive officers with those of our stockholders.

        In May 2017 and December 2017 for Mr. Hirz, and in December 2017 for Mr. Jones, we granted restricted stock that will vest upon the achievement of certain performance hurdles. These grants are intended to provide a strong incentive for retention in a competitive market for executives in the grocery industry and were in addition to our annual equity grants. We included vesting provisions that would not permit vesting, even upon achievement of the performance goals, prior to the third anniversary of the grant date for the December grants. Additional information related to such restricted stock awards is provided below.

        Our stock options are designed to focus our named executive officers on performance over a longer-term period, as they only have value if our stock price increases after the date of grant. Key details of our stock option plan design include:

  •
  Stock options are granted with an exercise price that is equal to the Fair Market Value on the date of grant;

  •
  Stock options vest ratably over a 4-year period, with 1/4 vesting on each of the first four anniversaries of the date of approval by the Board;

  •
  Stock options expire 10 years from the date of grant; and

  •
  The vesting of stock options is contingent on continued employment with the Company.

        Our restricted stock grants are designed to provide value to our named executive officers over a 3-year vesting period and increase the alignment between executives and stockholders through direct stock ownership. Key details of our restricted stock plan design include:

  •
  Restricted stock grants generally vest ratably over a 3-year period, with 1/3 vesting on each of the first three anniversaries of the date of approval by the Board (the December 2017 restricted stock grants cliff vest at the end of a 3-year period);

  •
  The vesting of restricted stock is contingent on continued employment with the Company; and

  •
  Certain restricted stock grants made to Messrs. Hirz and Jones are also subject to the achievement by the Company of certain performance hurdles related to Adjusted EBIDTA Growth (as defined in the applicable restricted stock award agreement), with the vesting of such awards conditioned on the achievement of such hurdles as well as continued employment with the Company.

        All options and restricted stock granted under the Equity Plans are subject to forfeiture or repurchase if the named executive officer engages in Detrimental Activity (as defined in the Equity Plans). Detrimental Activity includes the named executive officer's (i) violation of certain restrictive covenants, (ii) engagement in activities that would result in a termination for Cause (as defined in the applicable Equity Plan) or (iii) material breach of an agreement between the individual and the Company.

        The number of stock options and shares of restricted stock granted to named executive officers in fiscal year 2017 is shown below. Additional detail on each grant can be found in the Summary Compensation Table and accompanying tables that follow.

Named Executive Officer	Stock Options Granted	Restricted Stock Granted
David G. Hirz	242,248	509,562
Richard N. Phegley	53,294	82,769
Scott R. Drew	53,294	82,769
Edward Wong	29,069	62,288
Derek R. Jones	62,984	109,502

        In certain circumstances, stock options and restricted stock granted to the named executive officers are subject to additional or accelerated vesting. See "Potential Payments Upon Termination or Change in Control."

Perquisites and Other Compensation

        Our named executive officers are provided with limited perquisites to aid in the performance of their respective duties and to align with market practices. Certain of our named executive officers are provided with a car allowance or company car, a gas card and auto insurance for one vehicle. The vehicles are also used for limited personal use. In addition, our named executive officers participate in a grandfathered executive medical insurance plan that provides for reimbursement of out-of-pocket medical expenses.

        In fiscal year 2017, Mr. Jones also received relocation support along with an additional payment to cover income taxes paid on the relocation costs, totaling approximately $144,026, in connection with his appointment as President, Cash & Carry Smart Foodservice and his relocation to the Portland, Oregon area. If Mr. Jones voluntarily resigns or is terminated for "Cause" (as defined in the 2014 Incentive Plan) within two years of his April 10, 2017 hire date, he will be required to repay a pro-rated portion of the relocation support payments.

401(k) Plan

        We maintain a tax-qualified retirement plan (the "401(k) Plan") that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan's eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the "Code"). All participants' interests in their deferrals are 100% vested when contributed.

The 401(k) Plan permits us to make matching contributions and profit sharing contributions to eligible participants. We match contributions at a 50% rate, up to a cap of 6% of base salary. We have not made any profit sharing contributions to date. Each of our named executive officers is eligible to participate in the 401(k) Plan, and during fiscal year 2017 each of our named executive officers other than Mr. Hirz participated in the 401(k) Plan.

Supplemental Deferred Compensation Plan

        The Code imposes limits on highly compensated employees with respect to the amount that may be contributed to tax-qualified defined contribution retirement plans, such as our 401(k) Plan. This limitation reduces the retirement benefits for our named executive officers. Accordingly, as part of our total compensation benefits that we provide in order to maintain competitive compensation, we maintain a nonqualified deferred contribution plan (the "Supplemental Deferred Compensation Plan") in which a select group of our highly compensated employees, including all of our named executive officers, are eligible to participate. The Supplemental Deferred Compensation Plan allows employees to defer compensation into future years, including during retirement. The Supplemental Deferred Compensation Plan is partially funded in a rabbi trust.

        In fiscal year 2017, the following named executive officers participated in the Supplemental Deferred Compensation Plan in the following amounts: Mr. Hirz deferred $48,077; Mr. Phegley deferred $57,845; Mr. Jones deferred $17,308; Mr. Drew deferred $70,082; and Mr. Wong deferred $48,077. Amounts deferred under the Supplemental Deferred Compensation Plan are then credited to each respective named executive officer's account based on his or her individual selections from a portfolio of available investments.

        See "—Nonqualified Deferred Compensation Table" for further information regarding the Supplemental Deferred Compensation Plan.

Pension Plan

        We maintain a defined benefit pension plan (the "Pension Plan") that was frozen in June 2008 for all participants and for benefit accruals, other than with respect to employees in our subsidiary, Commerce Distribution Company LLC, or certain non-management employees in our warehouse or transportation departments. Mr. Phegley was a participant in the Pension Plan prior to it being frozen and has fully vested benefits therein. The Pension Plan is not an ongoing element of our compensation philosophy, but is considered when reviewing whether Mr. Phegley's total compensation is balanced.

        No payments were made to any named executive officer in fiscal year 2017 under the Pension Plan. The present value of Mr. Phegley's account as of the end of fiscal year 2017 was $281,956, which reflects an increase of $26,523 from the present value as of the end of fiscal year 2016.

        See "—Pension Benefits Table" for further information regarding the Pension Plan.

Supplemental Executive Retirement Plan

        We maintain the Supplemental Executive Retirement Plan (the "SERP"), which is a non-qualified defined benefit plan for our senior executives. The SERP was frozen to all participants and benefit accruals in January 2008. Mr. Phegley is the only named executive officer who was eligible to participate in the SERP. The SERP is not an ongoing element of our compensation philosophy, but is considered when reviewing whether Mr. Phegley's total compensation is balanced. The SERP is partially funded in a rabbi trust.

        Mr. Phegley was a participant in the SERP prior to it being frozen and has vested benefits in the SERP. No payments were made to any named executive officer in fiscal year 2017 under the SERP. The present value of Mr. Phegley's account as of the end of fiscal year 2017 was $2,378,638, which reflects an increase of $158,441 from the present value as of the end of fiscal year 2016.

        See "—Pension Benefits Table" for further information regarding the SERP.

Severance

        In fiscal year 2017, we entered into an amended and restated employment agreement with Mr. Hirz that provides for severance under certain circumstances. We maintain a severance plan for our senior executives (the "Severance Plan"), including all of our named executive officers other than Mr. Hirz. Additionally, certain of Mr. Hirz's options and restricted stock vest and such options become exercisable upon certain qualifying terminations. Certain of our other named executive officers' restricted stock vests upon death or disability of the holder. We believe that providing severance is a necessary element of "competitive compensation," and is in line with current market practices. Severance protection also enhances our ability to retain capable executive officers and can create management stability during periods of uncertainty.

        See "—Potential Payments Upon Termination or Change in Control" for information regarding severance benefits under Mr. Hirz's employment agreement, the Severance Plan, and certain of Mr. Hirz's options and restricted stock awards.

        Employment Agreement with David G. Hirz.    On December 12, 2017, we entered into an amended and restated employment agreement with Mr. Hirz pursuant to which he agreed to continue to be our President and Chief Executive Officer. The employment agreement is for a three-year term, although on the third anniversary of the effective date, and on each anniversary thereafter, the term of the employment agreement extends for an additional year unless either party provides written notice of non-extension 180 days prior to any such anniversary.

        The amended and restated employment agreement entered into with Mr. Hirz provides for a base salary of $950,000, an annual bonus target of 110% of base salary, a maximum annual bonus of 220% of base salary, and for the Board or the Compensation Committee to consider an annual equity award with a minimum fair market value of $2,500,000 for each fiscal year in which operating income increases from the prior year.

        Mr. Hirz is also subject to a Fair Competition Agreement with us, pursuant to which he is subject to certain non-competition and non-solicitation restrictions while employed and for a limited time after the termination of his employment. In addition, Mr. Hirz is subject to confidentiality and non-disparagement restrictions.

        Edward Wong Offer Letter.    On March 29, 2016, we executed an offer letter with Mr. Wong pursuant to which he agreed to be our Senior Vice President of Supply Chain and Chief Information Officer.

        Derek R. Jones Offer Letter.    On February 23, 2017, we executed an offer letter with Mr. Jones pursuant to which he agreed to be our President, Cash & Carry Smart Foodservice.

Tax Considerations

        As a general matter, the Board and the Compensation Committee review and consider the various tax and accounting implications of compensation programs we utilize.

        In general, Section 162(m) of the Code limits the Company's federal income tax deduction for compensation paid to certain executive officers of the Company ("covered employees"), including the Company's Chief Executive Officer and, for tax years beginning on or after January 1, 2018, its Chief Financial Officer, to $1 million per year. Historically, we have structured certain components of our executive compensation program in a manner intended to be performance-based for purposes of Section 162(m) of the Code in order to preserve deductibility for federal income tax purposes, although the Compensation Committee may have granted non-deductible compensation if it considered it appropriate and in the best interests of the Company.

        For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act (the "TCJA") generally eliminated an exception to non-deductibility for certain qualified performance-based compensation and expanded the scope of "covered employees" whose compensation may be subject to this deduction limit to include the Company's chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016. We will continue to design programs that recognize a full range of performance criteria important to our success, even though the exception for performance-based compensation under Section 162(m) of the Code was repealed pursuant to the TCJA, and compensation paid under such programs may not be deductible.

Stock Ownership Guidelines

        To further align the long-term interests of our executives and our stockholders, we have adopted stock ownership guidelines applicable to our Chief Executive Officer, other executive officers and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer

        Our executives and non-employee directors have until February 2021 or, if later, five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and shares underlying vested, in-the-money options to purchase common stock are included. Unvested stock options and shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included.

Hedging and Pledging Policy

        Our insider trading policy expressly prohibits transactions involving hedging or pledging of shares of our common stock by directors, officers or employees.

Compensation Risk Assessment

        In fiscal year 2017, Hay Group supported the Compensation Committee with conducting a risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management's conclusion.

Advisory Vote on Executive Compensation

        We conducted our third annual non-binding advisory vote on compensation paid to our named executive officers in fiscal year 2016 at the annual meeting of stockholders held in May 2017. At the May 2017 annual meeting, over 95% of the votes cast on the advisory vote on our executive compensation proposal were in favor of our named executive officer compensation as described in the 2017 proxy statement. The Compensation Committee reviewed these final vote results and determined that the structure of our executive compensation policies continues to be appropriately aligned with the achievement of Company goals and objectives and stockholder expectations, and reinforces our compensation philosophy.

Role of the Compensation Committee in Executive Compensation

        During fiscal year 2017, our Compensation Committee made all decisions regarding the compensation levels of our executive officers.

        It is the Compensation Committee's responsibility to:

  •
  oversee the design of our executive compensation programs, policies and practices;

  •
  determine the types and amounts of most compensation for executive officers; and

  •
  review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation and stock option plans.

        All bonus and long-term incentive awards made to named executive officers during the year were reviewed and approved by our Compensation Committee. In addition, as described above, the Compensation Committee has directly engaged Hay Group to assist in its review of compensation for our executive officers.

Role of Executive Officers in Determining Compensation for Our Executive Officers

        Our Compensation Committee and the Board made all decisions regarding the compensation of our executive officers, after considering recommendations by Mr. Hirz (other than with respect to his own compensation).

        Our human resources department supports the Compensation Committee's work, and in some cases acts under delegated authority to administer compensation programs.

Role of the Compensation Consultant

        The Compensation Committee has retained Hay Group as its consultant to provide advice on executive and director compensation practices. Hay Group's support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee. In fiscal year 2017, these other mandates included an incentive compensation risk assessment and support with designing performance-based long-term incentive and retention programs.

        The Compensation Committee annually reviews the independence of Hay Group as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Hay Group's work for us does not raise any conflicts of interest. The Compensation Committee's evaluation included consideration of all services provided to us, the amount of fees received as a percentage of the annual revenue of Korn/Ferry International, the parent entity of Hay Group, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Hay Group and the members of our Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

Compensation Committee Interlocks and Insider Participation

        In fiscal year 2017, none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Report.

COMPENSATION COMMITTEE
Andrew. A. Giancamilli (Chairperson) Kenneth I. Tuchman Paul N. Hopkins

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal Year 2017

        The following table contains information about the compensation paid to or earned by each of our named executive officers during our most recently completed fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)		Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
David G. Hirz	2017	950,000	876,650		5,503,334	1,206,898	499,824	—	35,243	9,071,948
President and Chief	2016	923,077	261,250		1,249,997	1,103,207	—	—	27,143	3,564,674
Executive Officer	2015	850,000	—		—	—	648,125	—	36,045	1,534,170
Richard N. Phegley	2017	469,532	—		824,985	265,515	169,915	440,397	28,643	2,198,988
Senior Vice President	2016	459,673	86,646		249,993	220,641	—	104,575	28,493	1,150,022
and Chief Financial	2015	449,700	—		—	—	259,089	17,897	26,820	753,506
Officer
Scott R. Drew	2017	486,442	—		824,985	265,515	156,205	—	21,154	1,754,301
Executive Vice	2016	399,047	70,731		249,993	220,641	—	—	7,950	948,363
President, Smart &	2015	360,578	—		99,993	86,588	177,714	—	7,800	732,673
Final Operations
Edward Wong	2017	396,900	—		599,976	144,824	96,999	—	17,243	1,240,089
Senior Vice President,	2016	270,000	86,563	(7)	149,990	132,381	—	—	215,125	854,058
Supply Chain and Chief Information Officer(5)
Derek R. Jones	2017	346,154	200,000		1,074,984	313,791	418,880	—	161,269	2,515,078
President, Cash & Carry Smart Foodservice(6)

(1)
Amounts in this column for fiscal year 2017 reflect a special bonus of $876,650 for Mr. Hirz and a signing bonus of $200,000 for Mr. Jones.

(2)
The amounts shown for stock awards and option awards are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 12, Share-Based Compensation, to our consolidated financial statements for fiscal year 2017. For information regarding the number of stock awards and the number of shares underlying stock option grants awarded in fiscal year 2017 and other features of those grants, see the "—Grants of Plan-Based Awards Table" below.

(3)
The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for fiscal year 2017 are comprised of changes between December 31, 2016 and December 31, 2017 in the actuarial present value of the accumulated pension benefits for Mr. Phegley, who participates in our frozen Pension Plan and SERP. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service and the assumptions used to determine the present value, such as the discount rate. The assumptions used by the Company in calculating the change in pension value are described below in "Pension Benefits Table."

(4)
The amounts shown as All Other Compensation for fiscal year 2017 include:

All Other Compensation	David G. Hirz	Richard N. Phegley	Scott R. Drew	Edward Wong	Derek R. Jones
Vehicle allowance	$18,000	$11,400	$3,911	—	—
Grandfathered executive medical plan	$9,143	$9,143	$9,143	$9,143	$9,143
Matching contributions under the 401(k) plan	—	—	$2,221	$6,710	$5,549
Matching contributions under the Supplemental Deferred Compensation Plan	$8,100	$8,100	$5,879	$1,390	$2,551
Relocation support	—	—	—	—	$91,025
Tax gross-up related to relocation support	—	—	—	—	$53,001
(5)
Mr. Wong joined the Company in April 2016.

(6)
Mr. Jones joined the Company in April 2017.

(7)
Mr. Wong received a signing bonus of $50,000 in connection with his hiring, which was paid to him in fiscal year 2016.

Employment Agreement and Offer Letters

        We entered into an amended and restated employment agreement with Mr. Hirz on December 12, 2017. We executed an offer letter with Mr. Wong on March 29, 2016, relating to his employment as our Senior Vice President of Supply Chain and Chief Information Officer, establishing his position and providing for compensatory terms. In addition, on February 23, 2017, we executed an offer letter with Mr. Jones relating to Mr. Jones' employment as President, Cash & Carry Smart Foodservice, establishing his position and providing for compensatory terms. No other named executive officer is party to an employment agreement or other letter with the Company.

        See "Compensation of Our Named Executive Officers" and "—Potential Payments upon Termination or Change in Control" for discussions of the current compensatory terms applicable to each named executive officer and a description of the terms of Mr. Hirz's employment agreement. As stated in Mr. Wong's and Mr. Jones' respective offer letters, each is eligible to receive severance pursuant to the Severance Plan. In addition, Messrs. Phegley and Drew are also eligible to receive severance pursuant to the Severance Plan.

Grants of Plan-Based Awards Table

        The following table contains information about each grant of an award made to our named executive officers under any incentive plan in fiscal year 2017:

										All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/share)
Name	Grant Date		Date of Board Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David G. Hirz				339,625	1,045,000	2,090,000
	5/8/2017		4/28/2017	—	—	—	—	—	—	96,899	—	—	1,249,997
	5/8/2017		4/28/2017	—	—	—	—	—	—	—	242,248	12.90	1,206,898
	5/25/2017	(6)	5/25/2017	—	—	—	—	133,334	133,334	—	—	—	1,753,342
	12/8/2017	(7)	12/7/2017	—	—	—	—	279,329	279,329	—	—	—	2,499,995
Richard N. Phegley				115,456	355,249	710,498
	5/8/2017		4/28/2017	—	—	—	—	—	—	21,317	—	—	274,989
	5/8/2017		4/28/2017	—	—	—	—	—	—	—	53,294	12.90	265,515
	12/8/2017		12/7/2017	—	—	—	—	—	—	61,452	—	—	549,995
Scott R. Drew				113,750	350,000	700,000
	5/8/2017		4/28/2017	—	—	—	—	—	—	21,317	—	—	274,989
	5/8/2017		4/28/2017	—	—	—	—	—	—	—	53,294	12.90	265,515
	12/8/2017		12/7/2017	—	—	—	—	—	—	61,452	—	—	549,995
Edward Wong				65,910	202,800	405,600
	5/8/2017		4/28/2017	—	—	—	—	—	—	11,627	—	—	149,988
	5/8/2017		4/28/2017	—	—	—	—	—	—	—	29,069	12.90	144,824
	7/28/2017		7/27/2017	—	—	—	—	—	—	17,142	—	—	149,993
	12/8/2017		12/7/2017	—	—	—	—	—	—	33,519	—	—	299,995
Derek R. Jones				113,750	350,000	700,000
	5/8/2017		4/28/2017	—	—	—	—	—	—	25,193	—	—	324,990
	5/8/2017		4/28/2017	—	—	—	—	—	—	—	62,984	12.90	313,791
	7/28/2017		7/27/2017	—	—	—	—	—	—	22,857	—	—	199,999
	12/8/2017	(7)	12/7/2017	—	—	—	—	61,452	61,452	—	—	—	549,995

(1)
Constitutes threshold, target and maximum award opportunities for our named executive officers under the 2017 Cash Incentive Program. See "—Fiscal Year 2017 Compensation—Elements of Our Executive Compensation Program—Cash Incentive Program" for information regarding the criteria applied in determining amounts payable under the awards.

(2)
Constitutes the target and maximum number of shares of performance-based restricted stock awarded to Messrs. Hirz and Jones under the 2014 Incentive Plan. See "—Fiscal Year 2017 Compensation—Equity Based Compensation" for information regarding the applicable vesting criteria of the awards.

(3)
The amounts shown in this column represent shares of restricted stock granted under the 2014 Incentive Plan. For awards granted on May 8 and July 28, the restricted stock vests at a rate of 33% per year on May 18, 2018, 2019 and 2020 and July 28, 2018, 2019 and 2020, respectively. All December 8 restricted stock awards will cliff vest in December 2020.

(4)
These options vest at a rate of 25% per year on each of May 18, 2018, 2019, 2020, and 2021.

(5)
The amounts shown for stock awards and option awards are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 12, Share-Based Compensation, to our consolidated financial statements for fiscal year 2017.

(6)
The amounts shown in this row represent shares of performance-based restricted stock granted under the 2014 Incentive Plan. The restricted stock vests on the later of (i) the date that certain performance hurdles are achieved and certified by the Compensation Committee and (ii) the first and second anniversaries of the grant date (with respect to 50% of the award on each such date), in each case, subject to continued employment and achievement of the applicable performance hurdles. The performance hurdles are based on the achievement by the Company of certain Adjusted EBITDA Growth targets.

(7)
The amounts shown in this row represent shares of performance-based restricted stock granted under the 2014 Incentive Plan. The restricted stock vests on the later of (i) the date that certain performance hurdles are achieved and certified by the Compensation Committee and (ii) the third anniversary of the grant date, in each case, subject to continued employment and achievement of the applicable performance hurdles. The performance hurdles are based on the achievement by the Company of certain Adjusted EBITDA Growth targets.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table contains information concerning unexercised options and unvested restricted stock awards for each named executive officer outstanding as of the end of fiscal year 2017 (after giving effect to the 190-for-one stock split of our common stock effected on September 19, 2014):

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market value of unearned shares, units or other rights that have not vested ($)
David G. Hirz	959,500	(1)	—		2.51	1/1/19	—		—	—		—
	839,610	(2)	—		5.27	2/1/23	—		—	—		—
	839,610	(2)	—		7.90	2/1/23	—		—	—		—
	222,223	(3)	333,333		12.00	9/23/24	—		—	—		—
	49,920	(4)	149,760		15.65	5/6/26	—		—	—		—
	—		242,248	(10)	12.90	5/8/27	—		—	—		—
	—		—		—	—	53,248	(5)	455,270	—		—
	—		—		—	—	96,899	(14)	828,486	—		—
	—		—		—	—	—		—	133,334	(12)	1,140,006
	—		—		—	—	—		—	279,329	(13)	2,388,263
Richard N. Phegley	285,570	(2)	—		5.27	2/1/23	—		—	—		—
	285,570	(2)	—		7.90	2/1/23	—		—	—		—
	33,333	(3)	50,000		12.00	9/23/24	—		—	—		—
	345,362	(6)	—		12.00	9/23/24	—		—	—		—
	9,984	(4)	29,952		15.65	5/6/26	—		—	—		—
	—		53,294	(10)	12.90	5/8/27	—		—	—		—
	—		—		—	—	10,649	(5)	91,049	—		—
	—		—		—	—	21,317	(14)	182,260	—		—
	—		—		—	—	61,452	(15)	525,415	—		—
Scott R. Drew	65,930	(1)	—		2.52	2/27/19	—		—	—		—
	109,250	(2)	—		5.27	2/1/23	—		—	—		—
	109,250	(2)	—		7.90	2/1/23	—		—	—		—
	49,999	(7)	33,334		12.00	9/23/24	—		—	—		—
	7,500	(8)	7,500		16.32	7/27/25	—		—	—		—
	9,984	(4)	29,952		15.65	5/6/26	—		—	—		—
	—		53,294	(10)	12.90	5/8/27	—		—	—		—
	—		—		—	—	2,042	(9)	17,459	—		—
	—		—		—	—	10,649	(5)	91,049	—		—
	—		—		—	—	21,317	(14)	182,260	—		—
	—		—		—	—	61,452	(15)	525,415	—		—
Edward Wong	5,990	(4)	17,971		15.65	5/6/26	—		—	—		—
	—		29,069	(10)	12.90	5/8/27	—		—	—		—
	—		—		—	—	6,389	(5)	54,626	—		—
	—		—		—	—	11,627	(14)	99,411	—		—
	—		—		—	—	17,142	(11)	146,564	—		—
	—		—		—	—	33,519	(15)	286,587	—		—
Derek R. Jones	—		62,984	(10)	12.90	5/8/27	—		—	—		—
	—		—		—	—	25,193	(14)	215,400	—		—
	—		—		—	—	22,857	(11)	195,427	—		—
	—		—		—	—	—		—	61,452	(13)	525,415

(1)
Represents options that were rolled over in connection with the Ares Acquisition from options in our former parent company. All options that were rolled over were fully vested as of the time of the rollover. The number of shares of common stock subject to such options and the applicable exercise prices were equitably adjusted in connection with the rollover.

(2)
Represents options granted on February 1, 2013 that vested at a rate of 20% per year on each of November 15, 2013, 2014, 2015, 2016 and 2017. With respect to options granted to Mr. Hirz, see "—Potential Payments upon Termination or Change in Control—Option Agreements with David G. Hirz."

(3)
Represents options granted on September 23, 2014 that each vest at a rate of 10%/10%/20%/20%/40% on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events. With respect to options granted to Mr. Hirz, see "—Potential Payments upon Termination or Change in Control—Option Agreements with David G. Hirz."

(4)
Represents options granted on May 6, 2016 that vest at a rate of 25% per year on each of April 21, 2017, 2018, 2019, and 2020.

(5)
Represents restricted stock granted on May 6, 2016 that vests at a rate of 33% per year on each of April 21, 2017, 2018, and 2019.

(6)
Represents options granted on September 23, 2014 that vested on May 30, 2017.

(7)
Represents options granted on September 23, 2014 that vest at a rate of 20% per year on each of September 23, 2015, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(8)
Represents options granted on July 27, 2015 that vest at a rate of 25% per year on each of July 27, 2016, 2017, 2018 and 2019, subject to earlier termination upon the occurrence of specified events.

(9)
Represents restricted stock granted on July 27, 2015. The restrictions with respect 2,043 shares of the restricted stock lapsed on July 27, 2017 and the restrictions with respect to 2,042 shares of the restricted stock lapse on July 27, 2018.

(10)
Represents options granted on May 8, 2017 that vests at a rate of 25% per year on each of May 18, 2018, 2019, 2020 and 2021.

(11)
Represents restricted stock granted on July 28, 2017 that vests at a rate of 33 1/3% per year on each of July 28, 2018, 2019, and 2020.

(12)
Represents restricted stock granted on May 25, 2017. The awards have time-based and performance-based vesting terms. The shares of restricted stock are subject to vesting upon the later of (i) the date that certain performance hurdles are achieved and certified by the Compensation Committee and (ii) the first and second anniversaries of the grant date (with respect to 50% of the award on each such date), in each case, subject to continued employment and achievement of the applicable performance hurdles.

(13)
Represents restricted stock granted on December 8, 2017. The awards have time-based and performance-based vesting terms. The shares of restricted stock are subject to vesting upon the later of (i) the date that certain performance hurdles are achieved and certified by the Compensation Committee and (ii) the third anniversary of the grant date, in each case, subject to continued employment and achievement of the applicable performance hurdles.

(14)
Represents restricted stock granted on May 8, 2017 that vests at a rate of 33 1/3% per year on each of May 18, 2018, 2019, and 2020.

(15)
Represents restricted stock granted on December 8, 2017 that vests on December 8, 2020.

        Market value of stock awards that have not yet vested was calculated using a price of $8.55 per share, which was the closing price on the last trading day prior to the end of the fiscal year.

Option Exercises and Stock Vested

        The following table describes, for the named executive officers, the number of shares acquired on the exercise of options, the value realized on exercise of options, the number of shares acquired on the vesting of restricted stock awards, and the value realized on the vesting of restricted stock awards during fiscal year 2017.

	Option awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)(1)	Number of shares acquired on vesting	Value realized on vesting ($)
David G. Hirz	397,193	4,480,349	26,624	328,806	(2)
Richard N. Phegley	—	—	153,008	1,996,754	(3)
	—	—	5,325	65,764	(2)
Scott R. Drew	146,040	1,183,904	5,325	65,764	(2)
	—	—	2,043	17,774	(4)
Edward Wong	—	—	3,195	39,458	(2)
Derek R. Jones	—	—	—	—

(1)
The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

(2)
The value realized is computed by multiplying the aggregate number of stock awards by $12.35, the closing price per share of our common stock on the NYSE on the vesting date.

(3)
The value realized is computed by multiplying the aggregate number of stock awards by $13.05, the closing price per share of our common stock on the NYSE on the vesting date.

(4)
The value realized is computed by multiplying the aggregate number of stock awards by $8.70, the closing price per share of our common stock on the NYSE on the vesting date.

Pension Benefits Table

        We maintain the Pension Plan that was frozen in June 2008. Mr. Phegley participated in the Pension Plan prior to the Pension Plan being frozen and has fully vested benefits therein.

        Our named executive officers who participate in the Pension Plan may retire and begin receiving normal benefits at age 65. A participant is eligible to receive early retirement benefits under the Pension Plan after reaching age 55 and providing 10 years of service. Normal retirement benefits consist of a monthly benefit equal to a participant's final average earnings multiplied by 1.5% times years of service prior to 1992 plus 1.0% times years of service after 1992, minus any benefits received under any other pension plan related to the participant's service to us for which the participant receives benefits (e.g., a union pension plan). If a participant elects to receive early retirement benefits, such benefit will consist of the normal retirement benefits, reduced by 0.5% for each month the early retirement precedes the normal retirement date.

        We engaged the services of Willis Towers Watson to determine the present value of annual accrued and actual benefits under the Pension Plan. All assumptions regarding forms of payment, married percentages and ages of spouses remained the same in fiscal year 2017 as compared to fiscal year 2016.

        In addition, we maintain the SERP. The SERP was frozen to all participants and benefit accruals in January 2008. However, individuals who are eligible to receive benefits pursuant to the SERP are entitled to receive benefits equal to a certain percentage of their compensation, less the amounts payable under the Pension Plan. Mr. Phegley was a participant in the SERP prior to the SERP being frozen and has fully vested benefits under the SERP.

        We determine the present value of assets held in the SERP by each participant as of the end of each fiscal year. As a result of Mr. Phegley moving closer to retirement eligibility, the present value of his accumulated benefits increased by $158,441. Other changes to the present value of accumulated benefits are generally the result of changes in interest rates and mortality assumptions. Also, there is no estimated rate of return on assets because the SERP is a nonqualified plan. The discount rate used to calculate the present value of SERP assets was 3.55% for 2016 and 3.19% for 2017.

        The following table contains information about our plans that provide for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David G. Hirz	—	—	—	—
Richard N. Phegley	Pension Plan	11	281,956	—
	Supplemental Executive Retirement Plan	15	2,378,638	—
Scott R. Drew	—	—	—	—
Edward Wong	—	—	—	—
Derek R. Jones	—	—	—	—

Nonqualified Deferred Compensation Table

        We maintain the Supplemental Deferred Compensation Plan for a select group of our highly compensated employees, in which all our named executive officers are eligible to participate.

Participants are entitled to defer up to 100% of their base compensation and incentive bonus in the Supplemental Deferred Compensation Plan.

        Deferred amounts are paid in accordance with the participant's elections under the Supplemental Deferred Compensation Plan. In the event of the participant's termination of employment, deferred amounts are generally paid within 90 days following termination of employment, except in the event of the participant's retirement or disability, in which case deferred amounts are paid, at the participant's prior election, within 90 days following retirement or disability, or the fifth, tenth or fifteenth anniversary of such retirement or disability. We provide a matching contribution to participants in the Supplemental Deferred Compensation Plan equal to the match such participant would have received under the 401(k) Plan, except to the extent such contributions are subject to limits imposed by qualified plans.

        Participants in the Supplemental Deferred Compensation Plan, including named executive officers, allocate their contributions and plan account balances among investment alternatives which track the performance of investment funds. The alternatives that named executive officers may elect to track include a money market fund, S&P 500 Index fund, a growth fund, a value fund, a mid-cap growth fund, a small-mid cap value fund, an international fund, a total return fund, a small-mid cap growth series, a small-cap value series, a small-cap index, a global bond fund and an index fund relating to investment in shares of common stock of Sprouts Farmers Markets, Inc.

        The following table contains information regarding nonqualified defined contribution and other nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David G. Hirz	48,077	8,100	106,047	20,341	530,610
Richard N. Phegley	57,845	8,100	1,141,681	20,341	5,720,801
Scott R. Drew	70,082	5,879	65,240	8,582	487,734
Edward Wong	48,077	1,390	5,526	15,919	54,682
Derek R. Jones	17,308	2,551	1,576	13,083	18,007

Potential Payments upon Termination or Change in Control

        In this section, we describe payments that may be made to our named executive officers upon several events of termination, or upon a change in control, assuming such event occurred on the last day of fiscal year 2017 (except as otherwise noted).

        The information in this section does not include information relating to the following:

  •
  distributions under the Pension Plan, the SERP and the Supplemental Deferred Compensation Plan—see "—Fiscal Year 2017 Compensation—Elements of Our Executive Compensation Program—Pension Plan," "—Supplemental Deferred Compensation Plan" and "—Supplemental Executive Retirement Plan" for information regarding these plans; and

  •
  other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including our 401(k) Plan.

Employment Agreement with David G. Hirz

        On December 12, 2017, we entered into an amended and restated employment agreement with Mr. Hirz that provides for severance in the event that Mr. Hirz's employment is terminated by the

Company without Cause or by Mr. Hirz for Good Reason. In the event of either such termination, Mr. Hirz will be entitled to receive subject to his execution and non-revocation of a release of claims:

  •
  continuation of base salary for 24 months;

  •
  a prorated share of the annual bonus for the year of termination based on actual performance, payable at the time bonuses are paid generally;

  •
  24 months of service credit with respect to any options to purchase common stock of the Company granted prior to the date of termination and held on such date ("Existing Options"); however, if such termination occurs on or after December 31, 2020, immediate vesting of all Existing Options;

  •
  entitlement to exercise vested options for a period of two years after termination (or until the expiration of the option, if earlier); and

  •
  immediate vesting with respect to the lesser of (a) 50% of the total number of shares of restricted stock granted prior to the date of termination ("Existing Restricted Stock") and (b) all of the shares of restricted stock granted prior to the date of termination that are still subject to restrictions as of such date; however, if such termination occurs on or after December 31, 2020, immediate vesting of all Existing Restricted Stock; provided, further, however, that the foregoing acceleration does not apply to Mr. Hirz's restricted stock awards granted in May 2017 and December 2017 that are subject to the achievement of performance hurdles.

        In addition, in the event that Mr. Hirz's employment is terminated by the Company without Cause or by Mr. Hirz for Good Reason within 60 days prior to or within one-year following a Change in Control (as defined in the 2014 Incentive Plan), he will be entitled to receive, subject to his execution and non-revocation of a release of claims, additional severance equal to two times his target annual bonus. In connection with such termination, to the extent permitted by Section 409A of the Code, any severance payable to Mr. Hirz will be paid in a lump sum.

        If Mr. Hirz terminates his employment by "Retirement," after July 20, 2019 and before December 31, 2020, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) 24 months of accelerated vesting of all Existing Options, and (b) with respect to the Existing Restricted Stock, other than Mr. Hirz's Existing Restricted Stock granted in May 2017 and December 2017 that is subject to the achievement of performance hurdles, immediate vesting of the lesser of (i) 50% of the total number of shares of restricted stock subject to the applicable award as of the date of grant and (ii) all of the Existing Restricted Stock.

        If Mr. Hirz terminates his employment by "Retirement" on or after December 31, 2020 and before December 31, 2022, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) continuation of base salary for 12 months, and (b) immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, other than Existing Restricted Stock granted in May 2017 and December 2017 that is subject to the achievement of performance hurdles.

        If Mr. Hirz terminates his employment by "Retirement" on or after December 31, 2022, he will be eligible to receive, subject to his execution and non-revocation of a release of claims, (a) continuation of base salary for 24 months, (b) a pro-rated share of the annual bonus for the year of termination based on actual performance, the amount of which will not exceed 10% of Mr. Hirz's base salary, payable at the time bonuses are paid generally, and (c) the immediate vesting of (i) all Existing Options and (ii) all Existing Restricted Stock, other than Existing Restricted Stock granted in May 2017 and December 2017 that is subject to the achievement of performance hurdles.

        In each of the above terminations by "Retirement," Mr. Hirz will be entitled to exercise vested options for a period of two years after termination (or until the expiration of the option, if earlier). "Good Reason" generally means the occurrence of any of the following events, without Mr. Hirz's consent: (i) a material diminution of Mr. Hirz's authority, responsibility or duties, including if Mr. Hirz no longer reports directly to the Board; (ii) relocation to a principal place of employment that is 25 miles further (one-way) from Mr. Hirz's current residence than the current headquarters in Commerce, California is from such residence; or (iii) failure by the Company to comply with any material obligation imposed by the employment agreement. However, the Company may reduce Mr. Hirz's base salary in connection with a Company-wide reduction in salary or a reduction in salary of the Company's executive officers generally, and any such reduction shall not be deemed to be "Good Reason," provided that the percentage of any such reduction is no greater than the percentage reduction of any other officer.

        "Cause" generally means the occurrence of any of the following events by Mr. Hirz: (i) a breach of any material provision of the employment agreement or a breach of any provision of the Fair Competition Agreement between Mr. Hirz and the Company; (ii) (A) the commission of any felony or (B) the conviction or plea of nolo contendere to any misdemeanor, in each case, that causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries or any of its affiliates; (iii) theft, embezzlement or fraud in connection with the performance of Mr. Hirz's duties; (iv) the misappropriation of any material business opportunity of the Company or any of its subsidiaries by Mr. Hirz; (v) any material failure by Mr. Hirz to comply with, observe or carry out the Company's written rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally; (vi) any material failure by Mr. Hirz to comply with, observe or carry out the written rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions for senior executives of the Company; and (vii) substance abuse or use of illegal drugs that (A) materially impairs performance of Mr. Hirz's duties or (B) causes or is likely to cause material harm or embarrassment to the Company or any of its subsidiaries.

        "Retirement" generally means a termination by Mr. Hirz other than for death or disability or with or without Good Reason that occurs after July 20, 2019. In order to terminate for Retirement, Mr. Hirz must provide at least 180 days' prior written notice to the Company of his intention to retire and must represent that he does not intend to engage in full-time employment after his retirement.

        In the event that Mr. Hirz's employment is terminated as a result of his death or disability, Mr. Hirz, his personal representative or guardian, as the case may be, is entitled to receive:

  •
  continuation of base salary for 24 months; and

  •
  a prorated share of the annual bonus based on actual performance, payable at the time bonuses are paid generally.

Severance Plan

        The Company maintains the Severance Plan, in which all of our named executive officers, other than Mr. Hirz, participate as Tier II participants.

        In the event that the employment of any named executive officer who participates in the Severance Plan is involuntarily terminated by the Company for any reason other than on account of Cause (as defined below), death or disability, such named executive officer is entitled to receive the following severance benefits subject to the execution and non-revocation of a release of claims:

  •
  continuation of base salary for 12 months;

  •
  a prorated share of the annual bonus for the year of termination based on actual performance, payable at the time bonuses are paid generally;

  •
  continuation of medical, dental and vision insurance through the earlier of (i) 12 months or (ii) the date the participant becomes eligible for welfare benefits from a subsequent employer; and

  •
  reasonable executive level outplacement services for 12 months.

        "Cause" generally means a finding by the Compensation Committee that the participant has (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform his or her employment duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (that is not cured within 30 days), (iv) violated any material policy of the Company (that is not cured within 30 days), or (v) engaged in fraud or misconduct that is materially injurious to the Company, monetarily or otherwise.

Equity Award Agreements with David G. Hirz

  Restricted Stock Agreements

        The restricted stock granted to Mr. Hirz on May 6, 2016 contains a provision whereby if Mr. Hirz is terminated without Cause or resigns for Good Reason (each as defined in his employment agreement), irrespective of whether the termination accompanies a Change in Control, restricted stock shall, as of the date of such termination, immediately vest with respect to the lesser of (a) 50% of the total number of shares subject to the grant agreement and (b) all of the restricted stock as of such date. In addition, if Mr. Hirz is terminated due to death or disability, all unvested shares of restricted stock granted to Mr. Hirz on May 6, 2016, May 8, 2017, May 25, 2017 and December 8, 2017 will become vested and no longer subject to restrictions.

  Stock Option Agreements

        The following vesting provisions apply to options granted to Mr. Hirz on September 23, 2014, and May 6, 2016:

  •
  if Mr. Hirz's termination is without Cause, for Good Reason or Retirement, the portion of stock options that would have vested had he remained continuously employed until the date two years after the date of the termination will vest;

  •
  upon a Change in Control, the stock options will vest and become exercisable on the 13-month anniversary of the Change in Control, subject to Mr. Hirz's continued employment through such 13-month anniversary; and

  •
  if Mr. Hirz is terminated without Cause or resigns for Good Reason within 60 days prior to or at any time following the date of a Change in Control, the stock options will vest and become exercisable on the date of such termination, or, if later, the date of such Change in Control.

        For more information regarding these awards, see footnotes 1 through 4 to "—Outstanding Equity Awards at Fiscal Year-End Table."

Restricted Stock Agreement with Derek R. Jones

        The restricted stock granted to Mr. Jones on December 8, 2017 contains a provision whereby if Mr. Jones is terminated due to death or disability, all unvested shares of restricted stock granted to Mr. Jones on December 8, 2017 will become vested and no longer subject to restrictions.

        For more information regarding these awards, see footnote to "—Outstanding Equity Awards at Fiscal Year-End Table."

        The following table sets forth information on the potential payments to our named executive officers upon certain terminations or upon a change in control, assuming such termination or change in control occurred on December 31, 2017:

Name	Cash Payments ($)		Acceleration of Equity Vesting ($)		Continuation of Welfare Plans ($)(1)	Outplacement Services ($)(2)	Total ($)
David G. Hirz
Termination Without Cause/Resignation for Good Reason (other than in connection with a Change in Control)	2,398,152	(3)	113,852	(4)	—	—	2,512,003
Termination Without Cause/Resignation for Good Reason in connection with a Change in Control	4,488,152	(5)	113,852	(4)	—	—	4,602,003
Change in Control	—		—		—	—	—
Death or Disability	2,398,152	(3)	4,356,755	(6)	—	—	4,356,755
Richard N. Phegley
Termination Without Cause	643,012	(7)	—		40,857	10,000	693,869
Change in Control	—		—		—	—	—
Death or Disability	—		798,724	(6)	—	—	798,724
Scott R. Drew
Termination Without Cause	653,440	(7)	—		40,881	10,000	704,321
Death or Disability	—		798,724	(6)	—	—	798,724
Edward Wong
Termination Without Cause	502,275	(7)	—		31,693	10,000	543,968
Death or Disability	—		587,188	(6)	—	—	587,188
Derek R. Jones
Termination Without Cause/Resignation for Good Reason	918,880	(7)	—		40,888	10,000	969,768
Death or Disability	—		936,242	(6)	—	—	936,242

(1)
Reflects the cost of 12 months' continuation of medical, dental and vision insurance premium payments.

(2)
Reflects the cost of 12 months' executive outplacement services.

(3)
Reflects 24 months' continuation of base salary and a prorated bonus for the year of termination based on actual performance.

(4)
Reflects the value of acceleration of certain grants of restricted stock, determined based on the closing price of a share of our common stock on December 29, 2017 (the last trading day of the fiscal year), which was $8.55, as described above under "—Potential Payments upon Termination or Change in Control—Restricted Stock Agreements with David G. Hirz."

(5)
Reflects 24 months' base salary, two times target annual bonus, and a prorated bonus for the year of termination based on actual performance.

(6)
Reflects the value of acceleration of unvested shares of restricted stock granted on any of May 16, 2016, May 8, 2017, July 28, 2017 and December 8, 2017, and the performance based equity granted to Mr. Hirz on May 25, 2017 and Mr. Hirz and Mr. Jones on December 8, 2017, based on the closing price of a share of our common stock on December 29, 2017 (the last trading day of the fiscal year), which was $8.55.

(7)
Reflects 12 months' continuation of base salary and a prorated bonus based on actual performance.

CEO PAY RATIO

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of David G. Hirz, our President and Chief Executive Officer (our "CEO"), based on data as of December 31, 2017 (the "Determination Date").

        Our employee population consists of a significant number of part-time employees, many of whom are also compensated on an hourly basis. Approximately 93.3% of our employees are compensated on an hourly basis and part-time employees represent approximately 71.9% of our total workforce. Our median employee in fiscal 2017 was determined to be a part-time hourly employee.

        For 2017:

  •
  The median of the annual total compensation of all employees of our company (other than our CEO) was determined to be $19,618; and

  •
  The annual total compensation of our CEO, as reported in the Summary Compensation Table included herein, was $9,071,948.

        Based on this information, for fiscal 2017, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 462 to 1.

        This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

  •
  We determined that, as of the Determination Date, our employee population consisted of approximately 11,593 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees.

  •
  We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary, wages, overtime pay, bonuses and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. We did not annualize the compensation for any employees in identifying our median employee.

  •
  We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our CEO, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

  •
  After we identified our median employee, we calculated such employee's annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $19,618. The difference between such employee's Form W-2 reportable income of $19,328 and the employee's annual total compensation represents contributions in the amount of $290 that we made on the employee's behalf to our 401(k) plan for the 2017 year.

  •
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included herein.

DIRECTOR COMPENSATION

        The Board maintains a director compensation program, pursuant to which each of our independent directors is entitled to the following fees and awards:

  •
  an annual cash retainer of $50,000;

  •
  an additional annual cash retainer of $15,000 to the chairperson of the Audit Committee;

  •
  an additional annual cash retainer of $10,000 to the chairperson of the Compensation Committee;

  •
  an additional annual cash retainer of $6,000 to the chairperson of the Nominating Committee;

  •
  $1,500 for each committee or Board meeting attended; and

  •
  a grant of restricted stock under the 2014 Incentive Plan in an amount equal to $100,000 per year. Restricted stock granted in fiscal year 2017 will cliff vest 100% on the first anniversary of May 18, 2017. During fiscal year 2017, Messrs. Gies and Kaplan did not receive equity awards.

        Directors are subject to stock ownership guidelines, as described above under "—Compensation Discussion and Analysis—Stock Ownership Guidelines."

        Directors who are not independent directors under NYSE standards do not receive any compensation for their services as directors.

        We also reimburse each of our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in person at Board and committee meetings.

Director Compensation Table for Fiscal Year 2017

        The following table contains information concerning the compensation of our non-employee directors in fiscal year 2017.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Total ($)
Norman H. Axelrod	56,000	99,988	155,988
Andrew A. Giancamilli	71,500	99,988	171,488
Dennis T. Gies(2)	71,500	—	71,500
Paul N. Hopkins	81,500	99,988	181,488
David B. Kaplan(2)	56,000	—	56,000
Elaine K. Rubin	56,000	99,988	155,988
Joseph S. Tesoriero	92,000	99,988	191,988
Kenneth I. Tuchman	83,000	99,988	182,988

(1)
The amounts shown for stock awards relate to restricted stock granted under the 2014 Incentive Plan. These amounts are based on the grant date fair value of awards calculated in accordance with FASB ASC Topic 718. The assumptions used in determining the amounts in this column are set forth in Note 12, Share-Based Compensation, to our consolidated financial statements for fiscal year 2017. Each of Messrs. Axelrod, Giancamilli, Hopkins, Tesoriero, Tuchman and Mme. Rubin was granted 7,751 shares of restricted stock, which vests on May 18, 2018, provided he or she has remained in service until the vesting date. As of the end of fiscal year 2017, Messrs. Axelrod, Giancamilli, Hopkins, Tesoriero, Tuchman and Mme. Rubin had 12,543, 12,543, 13,411, 12,543, 13,411 and 7,751 outstanding shares of restricted stock, respectively.

(2)
Fees for service by Messrs. Gies and Kaplan are paid to ACOF Operating Manager III, LLC and ACOF Operating Manager IV, LLC, which are parties to the Management Services Agreements. During fiscal year 2017, no restricted stock or other equity awards were granted to Messrs. Gies or Kaplan or to ACOF Operating Manager III, LLC or ACOF Operating Manager IV, LLC.

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION (PROPOSAL 3)

        In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. The Board recommended, and the stockholders approved at our 2015 Annual Meeting of Stockholders, that such advisory vote would be conducted once every year.

        As described in the "Compensation Discussion and Analysis" section of these proxy materials, the primary objectives of our executive compensation program are to (i) offer balanced total compensation in an effort to satisfy our stockholder, Company and individual executive goals, (ii) attract and retain high caliber executives and key personnel by offering competitive compensation, (iii) align the compensation of executives with the goals of the Company by offering performance incentives and (iv) increase, when appropriate, the percentage of total compensation that is "at risk" proportionate to executives' overall responsibilities, position and compensation. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Executive Compensation section above and the compensation tables and narrative discussion included therein for more information.

        We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation "at risk," which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.

        For these reasons, the Board recommends a vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to "Other Board Information—Stockholder Communications" above for information about communicating with the Board.

        The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTEFOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THESE PROXY MATERIALS.

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE (PROPOSAL 4)

        In accordance with the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are seeking the input of our stockholders on the frequency with which we will hold a non-binding, advisory vote by our stockholders to approve the compensation of our named executive officers (commonly known as a "say-on-frequency" vote). In voting on this Proposal 4, stockholders are provided with four choices: stockholders may indicate their preference as to whether the advisory vote to approve the compensation of the named executive officers should occur every year, every two years or every three years or stockholders may abstain from making a recommendation.

        After careful consideration, it is the opinion of the Board that an annual advisory stockholder vote on the compensation of our named executive officers is the most appropriate option for us because it will allow our stockholders to provide more frequent, direct input on our compensation policies and practices, and the resulting compensation for our named executive officers. Stockholders will have the opportunity to consider our most recent compensation decisions in the context of our pay for performance policy and focus on increasing long-term stockholder value, and to provide feedback to us in a timely way. Finally, the Board believes an annual advisory stockholder vote promotes corporate transparency.

        While the Board has determined that the say-on-frequency vote shall be held annually, stockholders are not voting to approve or disapprove of the Board's determination. Rather, stockholders are being provided with the opportunity to cast an advisory vote on this Proposal 4. As an advisory vote, the result of the vote is not binding. However, the Board values the opinions of our stockholders in their vote on this matter, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes to approve named executive compensation.

        Approval of the frequency of the advisory vote on named executive compensation requires the favorable vote of a majority of the votes cast. To the extent that no alternative receives a majority of the votes cast, the Board will consider the alternative receiving the greatest number of votes (once every year, two years or three years) to be the resulting recommendation, on an advisory basis, of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO RECOMMEND HOLDING THE SAY-ON-PAY VOTE ONCE EVERY YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 15, 2018 by (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our common stock. The following table includes common stock issuable within 60 days of March 15, 2018, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 74,212,842 shares of common stock outstanding at March 15, 2018. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

        Unless otherwise indicated, the address of each beneficial owner listed below is c/o Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California 90040.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares		Percentage
Named Executive Officers and Directors:
David G. Hirz	3,338,701	(2)	4.33%
Richard N. Phegley	1,824,437	(3)	2.43%
Scott R. Drew	466,997	(4)	*
Derek R. Jones	48,050	(5)	*
Ed Wong	83,853	(6)	*
David B. Kaplan	—		—
Norman H. Axelrod	153,078	(7)	*
Andrew A. Giancamilli	114,840	(8)	*
Dennis T. Gies	—		—
Paul N. Hopkins	18,377	(9)	*
Elaine K. Rubin	7,751	(10)	—
Joseph S. Tesoriero	39,265	(11)	*
Kenneth I. Tuchman	15,877	(12)	*
All directors and executive officers as a group (19 persons)	7,667,773		9.63%
5% Shareholders:
Ares Corporate Opportunities Fund III, L.P.	22,109,381	(13)	29.79%
Ares Corporate Opportunities Fund IV, L.P.	22,109,381	(13)	29.79%
Wellington Management Group LLP	7,669,605	(14)	10.33%
Franklin Resources, Inc.	4,061,674	(15)	5.47%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)
Consists of (i) 227,771 shares directly held by Mr. Hirz,(ii) 150,147 shares of time-vested restricted stock and (iii) 2,960,783 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Hirz is our President and Chief Executive Officer and a member of the Board.

(3)
Consists of (i) 761,216 shares directly held by Mr. Phegley, (ii) 93,418 shares of time-vested restricted stock and (iii) 969,803 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Phegley is our Senior Vice President and Chief Financial Officer.

(4)
Consists of (i) 39,640 shares directly held by Mr. Drew, (ii) 95,460 shares of time vested restricted stock and (iii) 331,897 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Drew is Executive Vice President, Smart & Final Operations.

(5)
Consists of 48,050 shares of time-vested restricted stock held by Mr. Jones. Mr. Jones is President of Cash & Carry Smart Foodservice.

(6)
Consists of (i) 3,195 shares directly held by Mr. Wong, (ii) 68,677 shares of time-vested restricted stock and (iii) 11,981 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Wong is Senior Vice President, Supply Chain and Chief Information Officer.

(7)
Consists of (i) 77,835 shares directly held by Mr. Axelrod, (ii) 12,543 shares of time-vested restricted stock and (iii) 62,700 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Axelrod is a member of the Board.

(8)
Consists of (i) 39,597 shares directly held by Mr. Giancamilli, (ii) 12,543 shares of time-vested restricted stock and (iii) 62,700 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Giancamilli is a member of the Board.

(9)
Consists of (i) 4,966 shares directly held by Mr. Hopkins and (ii) 13,411 shares of time-vested restricted stock. Mr. Hopkins is a member of the Board.

(10)
Consists of 7,751 shares of time-vested restricted stock held by Mme. Rubin. Mme. Rubin is a member of the Board.

(11)
Consists of (i) 7,597 shares directly held by Mr. Tesoriero, (ii) 12,543 shares of time-vested restricted stock and (iii) 19,125 shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of March 15, 2018. Mr. Tesoriero is a member of the Board.

(12)
Consists of (i) 2,466 shares directly held by Mr. Tuchman and (ii) 13,411 shares of time vested restricted stock held by Mr. Tuchman. Mr. Tuchman is a member of the Board.

(13)
Shares of our common stock are held directly by ACOF III and ACOF IV. The manager of ACOF III is ACOF Operating Manager III, LLC ("ACOF Operating Manager III"), and the sole member of ACOF Operating Manager III is Ares Management LLC ("Ares Management LLC"). The manager of ACOF IV is ACOF Operating Manager IV, LLC ("ACOF Operating Manager IV"), and the sole member of ACOF Operating Manager IV is Ares Management LLC.

The sole member of Ares Management LLC is Ares Management Holdings L.P. ("Ares Management Holdings") and the general partner of Ares Management Holdings is Ares Holdco LLC ("Ares Holdco"). The sole member of Ares Holdco is Ares Holdings Inc.

  ("Ares Holdings"), whose sole stockholder is Ares Management. The general partner of Ares Management is Ares Management GP LLC ("Ares Management GP") and the sole member of Ares Management GP is Ares Partners Holdco LLC ("Ares Partners" and, together with ACOF III, ACOF IV, ACOF Operating Manager III, ACOF Operating Manager IV, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, and Ares Management GP, the "Ares Entities"). Ares Partners is managed by a board of managers (the "Ares Board"), which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over Ares Board decisions. Each of the Ares Entities (other than each of ACOF III and ACOF IV with respect to the shares held directly by it) and the members of Ares Partners' board of managers and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of our common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(14)
Based on the Schedule 13G filed with the SEC on February 14, 2018 (i) Wellington Group Holdings LLP has shared voting power over 6,279,636 shares and shared dispositive power over 7,669,605 shares, (ii) Wellington Investment Advisors Holdings LLP has shared voting power over 6,279,636 shares and shared dispositive power over 7,669,605 shares and (iii) Wellington Management Company LLP has shared voting power over 6,237,356 shares and shared dispositive power over 7,627,325 shares. The address of each beneficial owner is 280 Congress Street, Boston, Massachusetts 02210.

(15)
Based on the Schedule 13G filed with the SEC on February 7, 2018, (i) Franklin Resources, Inc. has shared voting power and shared dispositive power over 4,061,674 shares, (ii) Charles B. Johnson has shared voting power and shared dispositive power over 4,061,674 shares, (iii) Rupert H. Johnson, Jr. has shared voting power and shared dispositive power over 3,965,974 shares and (iv) Franklin Advisers, Inc. has shared voting power and shared dispositive power over 4,061,674 shares. The address of each beneficial owner is One Franklin Parkway, San Mateo, California 94403.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors, executive officers and holders of more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our common stock. Based solely upon a review of the copies of these forms or written representations that no Form 5 was required, which we have received from such persons or entities for transactions in our common stock and their common stock holdings for our fiscal year ended December 31, 2017, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our common stock.

2019 ANNUAL MEETING

        Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the 2019 Annual Meeting must be received by us no later than November 30, 2018 to be presented at the 2019 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC's proxy rules. Such proposals can be sent to us at Smart & Final Stores, Inc., 600 Citadel Drive, Commerce, California 90040, Attention: Leland P. Smith, Secretary.

        In addition, pursuant to Section 1.11 of the Bylaws, any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2019 Annual Meeting. To be timely, such stockholder proposal shall be received by our Secretary at our principal executive offices at 600 Citadel Drive, Commerce, California 90040 between the opening of business on January 21, 2019 and the close of business on February 20, 2019. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after May 21, 2019, to be timely, such stockholder proposals must be received not earlier than the 120th day prior to the date of the 2019 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2019 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2019 Annual Meeting is first made.

SMART & FINAL STORES, INC. 600 CITADEL DRIVE COMMERCE, CA 90040

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the
following:

1.	Election of Directors

	Nominees	For	Against	Abstain

la	Norman H. Axelrod	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
lb	Dennis T. Gies	☐	☐	☐
lc	Paul N. Hopkins	☐	☐	☐	4.	To recommend, by non-binding advisory vote, the frequency of future advisory votes on the compensation paid to the Company’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	NOTE: To vote and otherwise represent the undersigned on such other business as may properly come before the meeting or any adjournment thereof.

2	Ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s 2018 fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

0000364034_1     R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and the Form 10-K are available at www.proxyvote.com.

PROXY
THIS PROXY IS SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
SMART & FINAL STORES, INC.

The undersigned hereby appoints Richard N. Phegley and Leland P. Smith, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Smart & Final Stores, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 21, 2018 or any adjournments thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000364034_2     R1.0.1.17